STOCK PURCHASE AGREEMENT

by and among

INSWEB CORPORATION,

as the Buyer,

Potrero Media Corporation,

as the Company,

and

the Stockholders named herein

Dated as of August 31, 2010

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (including the Exhibits, Schedules and other attachments hereto, this “Agreement”) is made and entered into as of this 31st day of August, 2010, by and among InsWeb Corporation, a Delaware  corporation (the “Buyer”), Potrero Media Corporation, a California corporation (the “Company”),  and Rick Natsch and Heather Natsch (the “Stockholders”).

RECITALS

WHEREAS, the Company (a) is a performance-based marketing agency specializing in search marketing, and lead generation, primarily in the health insurance industry, and (b) owns intellectual property and other assets related to the products and services described in the foregoing (collectively, the “Business”);

WHEREAS, Buyer is presently engaged in Internet search marketing and lead generation, and is entering into this transaction in the expectation of engaging in business more effectively in current business lines and in expanding into related business lines; _

WHEREAS, the Stockholders directly own, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Stockholders desire to sell to the Buyer, and the Buyer desires to purchase from the Stockholders, the Shares upon the terms described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE OF SHARES AND RELATED MATTERS

Section 1.1 Sale of Shares.

Upon the terms contained herein, at the Closing, the Stockholders will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and accept from the Stockholders, the Shares, free and clear of all Liens.

Section 1.2 Purchase Price.

In full consideration for the sale, assignment, conveyance, transfer and delivery of the Shares to the Buyer by the Stockholders on the terms and subject to the conditions set forth herein, the Buyer shall pay to the Stockholders consideration consisting of (a) $6.0 million of  cash consideration at the Closing (the “Closing Cash Payment”); (b) $1.5 million of cash consideration on the one-year anniversary of the Closing, (the “Installment Cash Payment”); (c) $1.5 million in common stock of the Buyer, which shall be issued at the Closing and shall be held in escrow for release to the Stockholders following the one-year anniversary of the Closing, in accordance with the terms set forth in Section 1.7 (the “Stock Payment”); and (d) up to an aggregate of $3.0 million in cash consideration, to be paid in maximum increments of not more than $1.0 million annually, in accordance with the terms set forth in Section 1.2(e) (collectively, in any amount ultimately paid, the “Deferred Transaction Consideration Payment”).   Collectively, the aggregate of the Closing Cash Payment, Installment Cash Payment, the Stock Payment, and the Deferred Transaction Consideration Payment is referred to as the “Purchase Price.”

(a) At the Closing, the Buyer shall pay to the Stockholders, by wire transfer of immediately available funds in accordance with the wire instructions delivered by Stockholders, the Closing Cash Payment, subject to any adjustment pursuant to Section 1.3.

(b) At the Closing, the Buyer shall issue and deliver a certificate issued in the name of the Stockholders and representing the Stock Payment, which certificate will be deposited with an escrow agent approved by Buyer and the Company  (the “Escrow Agent”) in accordance with the terms of a standard escrow agreement approved by Buyer and the Company  (the “Escrow Agreement”) for use in connection with discharge of payment obligations owed to any Buyer Indemnified Party as set forth in Article VI;

(c) On the first anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall release to the Representative, on behalf of the Stockholders, share certificates representing the aggregate Stock Payment, less the sum of (i) any portion of the Stock Payment used to satisfy any indemnity obligation of any Stockholder pursuant to this Agreement and (ii) the aggregate amount of all Claims pending as of the Release Date with respect to any payment obligations owed to any Buyer Indemnified Party pursuant to this Agreement (the “Pending Claim Amount”).  After final resolution of any Claims giving rise to the Pending Claim Amount, the Escrow Agent shall release to the Representative, on behalf of the Stockholders, share certificates for Buyer common stock representing the portion of Pending Claim Amount which had been withhold with respect to the Claim at issue, less any portion thereof used to satisfy any Claims giving rise to the Pending Claim Amount. Section 1.8 hereof shall govern the calculation of value of the Stock Payment, the number of shares to be issued to each Stockholder hereunder, and sets out the terms by which the Stock Payment shall be registered for resale by the Stockholders.

(d) On the first anniversary of the Closing Date the Buyer shall pay to the Representative, by wire transfer of immediately available funds in accordance with wire instructions delivered by the Representative not less than three (3) business days prior to the Release Date, the Installment Cash Payment.

(e) Within the earlier of forty-five (45) days following the end of fiscal year 2011, 2012, and 2013 or ten business days following Buyer’s public announcement of its financial results for each such year (each, a “Deferred Transaction Consideration Measurement Period”), the Buyer shall prepare and deliver to the Representative a statement, certified as being true and correct by the President or Chief Financial Officer of Buyer, setting forth the additional transaction consideration, if any, earned (“Deferred Transaction Consideration”) for such period as determined in accordance with the provisions as set forth in Exhibit A, together with the basis for the calculation of such Deferred Transaction Consideration (the “Deferred Transaction Consideration Notice”) and shall pay the amount of Deferred Transaction Consideration specified to the Representative, by wire transfer of immediately available funds in accordance with wire instructions delivered by the Representative.  Buyer shall make all of its applicable books and records relating to the calculation of the Deferred Transaction Consideration available for inspection by the Representative or its agents or representative upon reasonable notice.

(i) The determination of Deferred Transaction Consideration to be paid to the Representative, on behalf of the Stockholders, for each Deferred Transaction Consideration Measurement Period shall be final and binding on each party hereto unless the Buyer receives from the Representative a written notice of objection on or prior to the thirtieth (30th) day after delivery to the Representative of such determination (the “Deferred Transaction Consideration Dispute Notice Period”), or if any Deferred Transaction Consideration is payable, within thirty (30) days of the making of such payment; provided however, that if the Stockholders do not have control of all of the books and records of the Company at the time of such notice, then the Deferred Transaction Consideration Notice shall only be considered final and binding to the extent that the information provided by Buyer in such notice is true and accurate.  Such notice shall state in reasonable detail the item or items in dispute, and shall state the amount, if any, of any adjustment that should be made to the determination of Deferred Transaction Consideration (the “Deferred Transaction Consideration Dispute Notice”).

(ii) In the event of a dispute regarding the determination of Deferred Transaction Consideration, the Buyer and the Representative shall each use reasonable efforts to resolve any such objections and any such resolution shall be final and binding on all parties hereto.  If the Buyer and the Representative do not resolve any such dispute within thirty (30) days after the Buyer’s receipt of the Deferred Transaction Consideration Dispute Notice (the “Deferred Transaction Consideration Dispute Date”), then either the Buyer or the Representative may, within five (5) business days after the Deferred Transaction Consideration Dispute Date, submit any such unresolved dispute to a neutral accountanting firm (“Neutral Accountant”) selected by them jointly to resolve the question.  The Buyer and the Representative shall each specify in writing their calculation of the amount of Deferred Transaction Consideration which remains payable and direct the Neutral Accountant to resolve, within thirty (30) days following such submission, such remaining dispute, and such resolution shall be final and binding on all parties hereto.  If neither the Buyer nor the Representative submits any such unresolved dispute to the Neutral Accountant within five (5) business days after the Deferred Transaction Consideration Dispute Date, the Deferred Transaction Consideration, as determined by the Buyer shall be final and binding on all parties hereto.

(f) The Neutral Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator.  The fees and expenses of the Neutral Accountant relating to a dispute pursuant to this Section 1.2(e) shall be borne solely by the Buyer if the Buyer is the non-prevailing party or solely by the Stockholders, jointly and severally, if the Representative is the non-prevailing party.  For purposes of the preceding sentence, the “non-prevailing party” shall be the party whose proposed calculation of the Deferred Transaction Consideration submitted to the Neutral Accountant was further from the Deferred Transaction Consideration as finally determined.  If issues in dispute are submitted to the Neutral Accountant for resolution, the Buyer and the Stockholders will furnish to the Neutral Accountant such work papers and other documents and information relating to the disputed issues as the Neutral Accountant may reasonably request and are available, and each will be afforded the opportunity to present to the Neutral Accountant any material relating to the determination and to discuss the determination with the Neutral Accountant.  The determination by the Neutral Accountant of the Deferred Transaction Consideration as set forth in a notice delivered by the Neutral Accountant to the Buyer and the Representative shall be final and binding on all parties to this Agreement.  The Neutral Accountant’s determination may be enforced through a court of competent jurisdiction, but the substance of the Neutral Accountant’s determination shall not be subject to review by a court of competent jurisdiction (or otherwise).  The Buyer shall pay to the Representative, on behalf of the Stockholders, by wire transfer of immediately available funds, an amount equal to any portion of the Deferred Transaction on or prior to the fifth business day following determination of such Deferred Transaction Consideration becoming final and binding. If the Neutral Accountant also determines that the underpayment of Deferred Transaction Compensation was not based on a reasonable interpretation of the financial records, Buyer shall pay the amount which was subject to the dispute plus interest at a rate of ten percent (10%) per year.

Section 1.3 Net Working Capital

(a) On the Closing Date, the Company shall deliver to the Buyer a consolidated balance sheet of the Company as of the close of business on the business day immediately preceding the Closing Date in the form of Exhibit B (the “Closing Balance Sheet”) and calculating the consolidated working capital of the Company as of such date.  The Closing Balance Sheet shall be subject to adjustments made by Company within 30 days of the Closing (as so adjusted, the “Final Balance Sheet”). Prior to the Closing, the Parties shall agree on any items that constitute “Excluded Assets” for purposes of the preparation of the Closing Balance Sheet. Except with respect to the Excluded Assets and the other adjustments specified in Exhibit B-1 hereto, the Closing Balance Sheet and Final Balance Sheet shall (i) be prepared in accordance with United States Generally Accepted Accounting Principles consistently applied (“GAAP”) and (ii) present fairly, in all material respects, the financial condition of the Company as of the date of the Closing.

(b) If the amount by which current assets exceeds current liabilities as reflected on the Closing Balance Sheet (the “Closing Working Capital Value”) is less than $500,000 (the “Target Amount”) the Cash Closing Payment  shall be reduced by the difference between such Closing Working Capital Value and the Target Amount and if the Closing Working Capital Value is more than  the Target Amount, such the Cash Closing Payment shall be increased by such amount.

(c) If the Closing Working Capital Value reflected on the Final Balance Sheet is less than the amount specified in the Closing Balance Sheet, the Stockholders shall promptly repay to Buyer the difference between such Closing Working Capital Value and the Closing Working Capital Value reflected on the Closing Balance Sheet and if and if the Closing Working Capital Value reflected on the Final Balance Sheet is more than the amount specified in the Closing Balance Sheet, the Buyer shall promptly pay the Stockholders the difference.

(d) In the event of a dispute over any changes from the Closing Balance Sheet made in the in the Final Balance Sheet, the Parties shall immediately refer the question to a Neutral Accountant  selected by them jointly to resolve the question. The determination of the Neutral Accountant shall be binding on both parties, and fees for the Neutral Accountant’s services shall be borne by the parties equally.  If the Neutral Account determines that the Closing Working Capital Value was lower than specified in the Closing Balance Sheet, then within five (5) business days of such determination, the Stockholders shall pay to Buyer an amount equal to the difference.  If the Neutral Account determines that the Closing Working Capital Value was higher than specified in the Closing Balance Sheet, then within five (5) business days of such determination, the Buyer shall pay to the Representative an amount equal to the difference. The amount of any adjustment to the Purchase Price resulting from subparagraphs (b)-(d) shall be the “Purchase Price Adjustment.”

Section 1.4 Accounting Terms.

Except as otherwise expressly provided in this Agreement, or in any Schedule or Exhibit attached hereto, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 1.5 Withholding Taxes.

Notwithstanding any other provision in this Agreement, the Buyer shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information required by Law, from the Representative and the Stockholders and any other recipients of payments hereunder or under any agreements executed in connection herewith.  Such withheld amounts shall by paid by Buyer to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been delivered and paid to Representative, the Stockholders or any such other recipient of payments in respect of which such deduction and withholding was made.

Section 1.6 Representative.

(a) Each Stockholder by signing this Agreement designates Rick Natsch as its representative and the representative of the Stockholders, in each case for purposes of the Transaction Documents (the “Representative”).  If Rick Natsch shall be unable to serve as the Representative, the Stockholders designate Heather Natsch to be the Representative.  The Stockholders shall be bound by any and all actions taken by the Representative on their behalf.

(b) The Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of the Transaction Documents in the discretion of the Representative, and to do all things and to perform all acts, including amending the Transaction Documents, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Purchase Price Adjustment, and executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by, or deemed advisable in connection with, the Transaction Documents.  This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any one or more Stockholders, or by operation of Law, whether by death or other event.

(c) All decisions and actions by the Representative, including, without limitation, any agreement between the Representative and the Buyer relating to the determination of the Purchase Price Adjustment, or the defense or settlement of any claims for which the Stockholders may be required to indemnify the Buyer Indemnified Parties and/or the Company pursuant to Article VI hereof, shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(d) By his or her execution of this Agreement, each Stockholder agrees that:  (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Purchase Price Adjustment, or the settlement of any claims for indemnification by the Buyer or the Company pursuant to Article VI hereof or any other actions required to be taken by the Representative hereunder, and no party hereunder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Representative; (ii) all actions, decisions and instructions of the Representative shall be conclusive and binding upon all Stockholders and no Stockholder shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful breach of this Agreement by the Representative; (iii) the provisions of this Section 1.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated hereby; (iv) remedies available at law for any breach of the provisions of this Section 1.6 are inadequate; therefore, the Buyer and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Buyer or the Company brings an action to enforce the provisions of this Section 1.6; and (v) the provisions of this Section 1.6 shall be binding upon the executors, heirs, legal representatives and successors of each Stockholder, and any references in this Agreement to a Stockholder shall mean and include the successors to such Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 1.7 Stock Payment

(a) The number of shares to be issued at the Closing for the Stock Payment shall be 312,578 which was calculated by dividing (i) the volume weighted average price of the shares of Buyer’s common stock for a consecutive 10-trading day period ending on the date before the date of the signing this Agreement, or $4.7988 (the “Average Price”) into (ii) $1,500,000, rounding upward for any partial share of Buyer’s common stock.

(b) For purposes of making any deductions from the Stock Payment in connection with any Buyer indemnification hereunder, the calculation of the number of shares of Buyer common stock to be used shall be determined by dividing (i) the value of any Claims by (ii) the Average Price.

(c) At Closing, Buyer shall prepare a share certificate reflecting the number of shares for the Stock Payment (the “Closing Share Certificate”).  The Closing Share Certificate shall be deposited with the Escrow Agent until the Release Date in accordance with the Escrow Agreement.

(d) At the Release Date, all of the shares representing the Stock Payment shall be released to the Stockholders unless Buyer shall have made a Claim for indemnification in accordance with Section 6 hereof.  Any such Claim shall be resolved in accordance with the terms of Section 6 hereof.

(e) On or before the Release Date, at its sole cost and expense, Buyer shall take such actions as may be necessary to register the shares representing the Stock Payment paid to Stockholders for resale under SEC Form S-3 or other available form such that all of such shares are freely tradable into the public market by Stockholders without restriction.  Buyer shall take such actions as are required to keep such registration statement effective and current until such time as all of the shares representing the Stock Payment have been sold or otherwise may be freely sold into the public market without restriction.  Buyer will indemnify and hold harmless each Stockholder and each Stockholder Affiliate and any underwriter (as defined in the Securities Act of 1933, as amended, the “Securities Act”) and each person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by Buyer of the Securities Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act or any federal or state securities law in connection with the offering covered by such registration statement;

and Buyer will reimburse each Stockholder, Stockholder Affiliate, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Buyer (which consent shall not be unreasonably withheld), nor shall Buyer be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Stockholder, Stockholder Affiliate, underwriter or controlling person of such Holder.

(f) Prior to the Release Date, voting rights to the shares represented by the Closing Share Certificate shall be exercised by the management of Buyer, and each Stockholder by entering into this Agreement hereby delivers to Buyer and to any officer of Buyer designated by the Board of Directors of Buyer an irrevocable proxy to vote such shares.  The shares shall be voted, with respect to all matters, proportionately with the voting of all other shares voting on the matters put to the shareholders for a vote.

Section 1.8     Phantom Stock Plan.

The provisions of this Section 1.8 shall govern the payment of obligations of the Company under the Company’s Equity Participation Rights Plan (the “Phantom Plan”).  Section 1.8 of the Disclosure Schedule (the “Phantom Plan Schedule”) sets forth the percentage entitlements of all Company employees with rights under the Phantom Plan (the “Participants”).

(a)           The Closing Balance Sheet shall include an accrual representingthe amount payable to the Participants based on the amount of the Closing Cash Payment.  Such amount shall be paid to the Participants within 30 days of the Closing in accordance with the percentage for each Participant set forth in the Phantom Plan Schedule provided however, that if there is any claim that the Final Balance Sheet may be different than the Closing Balance Sheet, the Buyer and Stockholder Representative shall mutually agree as to an amount of such payment that should be withheld pending resolution of the Final Balance Sheet..

(b)           On the first year anniversary of the Closing, the Participants shall be paid an aggregate amount calculated as  8.393% of the Installment Cash Payment and the amount of the Installment Cash Payment payable to the Stockholders shall be reduced by such amount.  Such amount shall be paid to the Participants in accordance with the percentage for each Participant set forth in the Phantom Plan Schedule.

(c)           Within thirty (30) days of the date of any distributions to the Stockholders of the Stock Payment, the Participants shall be paid an aggregate amount calculated as 8.393% of the number of shares  distributable to the Stockholders multiplied by the Average Cost.  In the event such distributions are made concurrent with the payment of the Installment Cash Payment or any Deferred Transaction Consideration, then such amounts shall be deducted from the amount of such Installment Cash Payment or Deferred Transaction Consideration otherwise payable to the Stockholders.  If no such Installment Cash Payment or Deferred Transaction Consideration is then payable, the Stockholders shall pay to Buyer cash in the amount payable to the Participants. Such amount shall be paid to the Participants in accordance with the percentage for each Participant set forth in the Phantom Plan Schedule.

(d)           Within thirty (30) days of the date of any distributions to the Stockholders of the Deferred Transaction Consideration, the Participants shall be paid an aggregate amount equal to 8.393% of the total Deferred Transaction Consideration otherwise payable and the amount of the Deferred Transaction Consideration payable to the Stockholders shall be reduced by such amount.  Such amount shall be paid to the Participants in accordance with the percentage for each Participant set forth in the Phantom Plan Schedule.

ARTICLE II

CLOSING

Section 2.1 Location and Date.

The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place at the offices of Downey Brand LLP, in Sacramento, California, on or before the date two (2) business days following the satisfaction of the conditions specified in Section 2.4 of this Agreement.  “Closing Date” means the date on which the Closing occurs.  All transactions contemplated by this Agreement shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date.

Section 2.2 Closing Deliveries.

(a) Deliveries by the Representative.  Upon the terms contained herein, the Representative, on behalf of the Company and the Stockholders, shall deliver to the Buyer the following at the Closing:

(i) Stock Certificates and Stock Powers for the Shares.  Stock certificates representing all of the issued and outstanding Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, and any other documents necessary to transfer to the Buyer good, valid, insurable and marketable title to the Shares, free and clear of all Liens;

(ii) Retention Agreements. InsWeb Corporation Executive Retention and Severance Agreements in the form of Exhibit C between the Buyer and each of the Persons named on Schedule  C -1 (collectively, the “Retention Agreements”);

(iii) Consents and Approvals.  Evidence that (A) all of the Third Party Consents and (B) all other consents, waivers, approvals or authorizations of and filings or notices with any Governmental Authority necessary in connection with the consummation by the Company or the Stockholders of the transactions contemplated hereby have, in each of the cases described in the preceding clauses (A) and (B), been obtained or made, as applicable;

(iv) Secretary’s Certificate.  A certificate executed by the Secretary of the Company, certifying that attached thereto are (A) a true, complete and correct copy of the articles of incorporation of the Company, as in effect on the Closing Date, certified by an appropriate authority of the State of California, (B) a true, complete and correct copy of the bylaws of the Company, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of the Company’s board of directors and shareholders, authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of the Company authorized to sign any of the Transaction Documents;

(v) Closing Certificate.  A certificate executed by the Secretary of the Company, certifying that the conditions set forth in this Section 2.2(a) have been met;

(vi) Financial Statements.  Company shall have completed its audit for fiscal year 2009 and shall have delivered the audited Financial Statements to Buyer; provided that such statements shall be provided no later than ten (10) days prior to the Closing unless otherwise approved by Buyer;

(vii) Removal of Company Guaranty and any Liens.  Company and Stockholders shall deliver to Buyer evidence reasonably satisfactory to Buyer that the Company’s guarantee of an $825,000 obligation of the Stockholders with respect to the Company’s premises (the “Company Guaranty”) has been terminated on or before the Closing Date and that all Liens on the Shares or any Company Assets arising with respect to the Company Guaranty have been terminated on or before the Closing Date;

(viii)  Good Standing Certificates.  A certificate issued by an appropriate authority of the State of California, certifying as of a date no more than five (5) days prior to the Closing Date that the Company legally exists and is in good standing under the laws of the State of California and a certificate issued by an appropriate authority of each jurisdiction in which the Company is qualified to do business as a foreign corporation, certifying that the Company is duly qualified as a foreign corporation and is in good standing to conduct business as a foreign corporation under the Laws of such jurisdiction;

(ix) Company Documents.  Minute books, original stock ledger and corporate seal for the Company, if in the possession of any Stockholder, and any Books and Records, Permits or other documents concerning the Company owned by or in the possession or control of any Stockholder; and

(x) Opinion of Counsel.   An opinion of counsel to Stockholders substantially in the form attached hereto as Exhibit D.

(b) Deliveries by the Buyer.  Upon and subject to the terms contained herein, the Buyer shall deliver to the Stockholders at the Closing:

(i) Closing Date Payment.  The Closing Date Payment, by wire transfer of immediately available funds pursuant to the terms of Section 1.2(f);

(ii) Stock Payment.   The original of the Closing Share Certificate representing the Stock Payment which shall be deposited with the Escrow Agent;

(iii) Retention Agreements.  The InsWeb Corporation Executive Retention and Severance Agreements, duly executed by the Buyer;

(iv) Secretary’s Certificate.  A certificate executed by the Secretary of Buyer, certifying that attached thereto are (A) a true, complete and correct copy of the certificate of incorporation of Buyer, as in effect on the Closing Date, certified by an appropriate authority of the State of California, (B) a true, complete and correct copy of the bylaws of Buyer, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of Buyer’s board of directors, authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the issuance of the Stock Purchase Payment, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of Buyer authorized to sign any of the Transaction Documents; and

(v) Opinion of Counsel.   An opinion of counsel to Buyer substantially in the form attached hereto as Exhibit E.

Section 2.3 Transfer.

Simultaneously with such deliveries, the Stockholders shall, at their cost and expense, take all steps required to put the Buyer in actual possession and operating control of the Shares, the Company and the Business. Without limiting the foregoing, as between the Buyer, on the one hand, and the Stockholders, on the other hand, the Buyer shall possess and control the Shares, the Company and the Business as of the Closing.

Section 2.4 Closing Conditions.

(a)  Closing Conditions for the Buyer.   The obligations of the Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver) prior to or at the Closing of each of the following conditions:

(i)     Representations and Warranties True as of the Closing Date.  Each of the representations and warranties made by the Company and the Stockholders in Article III of this Agreement shall have been accurate in all material respects when made, and at the time of Closing (except that any specific representation or warranty that is qualified as to materiality must be true and correct as written).

(ii)   Compliance With Agreement.  Each of the Company and the Stockholders shall have in all material respects performed and complied with all of the agreements, covenants and obligations under this Agreement that are to be performed or complied with prior to or on the Closing Date, including the delivery of the Closing documents specified in Section 2.2(a)

 (iii)   No Injunctive Proceedings.  No action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to consummate the transactions contemplated by this Agreement, or (D) affect adversely the right of any of the Company or the Stockholders to own any Assets or operate the Business.

(iv)    Consents and Approvals.  All material certificates, permits, approvals, consents, licenses and waivers that are required to be delivered prior to the Closing in accordance with the terms of this Agreement shall have been received.

(v)     No Material Adverse Effect.  There shall have been no Company Material Adverse Effect since the date of this Agreement.

(b)     The obligations of the Stockholders and the Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver) prior to or at the Closing of the following conditions:

  (i)   Representations and Warranties True as of the Closing Date.  Each of the representations and warranties made by the Buyer in Article IV of this Agreement shall have been accurate in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true and correct as written).

(ii)    Compliance With Agreement.  Buyer shall have in all material respects performed and complied with all of the Buyer’s agreements and obligations under this Agreement that are to be performed or complied with by the Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 2.2(b).

 (iii)  No Injunctive Proceedings.  No action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to consummate the transactions contemplated by this Agreement, or (D) affect adversely the right of any of the Company or the Stockholders to own any Assets or operate the Business.

(iv)   Assumption and Consent Agreement.  The Buyer shall have executed and delivered an Assumption and Consent Agreement with respect to the lease for the Company’s offices in the form attached as Exhibit F hereto.

(v)   Closing Deliveries.  The Company or the Representative shall have received from Buyer all of the instruments, documents and considerations described in Section 2.2(b)  to be delivered to them.

(vi)  No Material Adverse Effect.  Buyer shall not have incurred any change, occurrence, fact, condition, circumstance or omission that by itself or together with other changes, occurrences, facts, conditions, circumstances and omissions has had, or could reasonably be expected to have, a material adverse effect on Buyer (“Buyer Material Adverse Effect”) such that the Buyer Disclosure Package (as hereinafter defined) remains true and correct in all material respects and when taken together as of the Closing do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.      The Parties expressly agree that entry into a commercial credit arrangement by Buyer shall not constitute a Buyer Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND STOCKHOLDERS

To induce the Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, the Company and the Stockholders, jointly and severally, make the following representations and warranties to the Buyer, as qualified by the Disclosure Schedule delivered by the Company concurrent with the execution of this Agreement (the “Disclosure Schedule”).  Any disclosure in the Disclosure Schedule to any representation or warranty shall not be deemed to modify or qualify any other representation or warranty except to the extent that it is reasonably apparent from the text of such disclosure that it is applicable to such other representation or warranty.

Section 3.1 Due Organization.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.  The Company is duly authorized and qualified to do business, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such authorization or qualification necessary, except where the lack of such authorization or qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly authorized and qualified to own, lease and operate its properties and to carry on its business (including the Business) in the places and in the manner as presently conducted.  Section 3.1 of the Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company is required to be authorized or qualified to do business, and the Company is so qualified and authorized in each such jurisdiction.  The Company has delivered to the Buyer true, complete and correct copies of its articles of incorporation and bylaws, each as amended through the date hereof (the “Company Charter Documents”).  The Company is not in violation of, in conflict with, or in default under, any Company Charter Document, and there exists no condition or event which, after notice or lapse of time, or both, could reasonably be expected to, result in any such violation, conflict or default.

Section 3.2 Authorization; Validity.

The Company has the requisite corporate power, authority and capacity to operate and carry on its business as presently conducted, and to execute, deliver and perform this Agreement and all other agreements, certificates, instruments and other documents contemplated hereby (collectively, with this Agreement, the “Transaction Documents”) to which it is a party.  Each Transaction Document executed and delivered by the Company has been duly and validly authorized, executed and delivered by the Company.  Each of the Transaction Documents executed and delivered by the Company has been duly approved by the Company’s board of directors and shareholders.  Assuming this Agreement and the other Transaction Documents constitute the valid and binding agreement of the Buyer, each Transaction Document executed and delivered by the Company constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights, generally, and by general equitable principles (whether determined by law or equity).

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists solely of 40,000,000 shares of common stock, no par value per share, of which 30,000,000 shares are issued and outstanding.  All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  All of the Shares were offered, issued, sold and delivered by the Company in compliance with all applicable laws, orders, judgments, rules, codes, statutes, regulations, requirements, variances, decrees, writs, injunctions, awards, rulings or ordinances of any Governmental Authority, including the common law (collectively, the “Laws”) governing the issuance of securities.  None of the Shares were issued in violation of any preemptive rights (including any preemptive rights set forth in the Company Charter Documents), rights of first refusal or similar rights.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no voting agreements or voting trusts with respect to any of the Shares.  The Company does not hold any shares of its capital stock in treasury.  No Person other than Stockholders owns any shares of capital stock or other securities of the Company or has any claim, right or interest in or to any shares of capital stock or other securities (including any voting debt) of the Company.  There are no securities, options, warrants, calls, subscription rights, conversion rights or other Contracts which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock or other securities.  The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.  No Person is a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to any issued or unissued security of the Company.

(b) The Company does not currently have, and has never had, any direct or indirect Subsidiaries or other predecessors in interest, and, except as described in Section 3.3(b) to the Disclosure Schedule, the Company does not currently own, and has never owned, of record or beneficially, or currently control, and has never controlled, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is the Company or any Stockholder, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.  There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.  “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (A) 20% or more of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive 20% or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity or (C) the right to receive 20% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority) or (iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

Section 3.4 No Conflicts.

Except as set forth in Section 3.4 to the Disclosure Schedule, the execution and delivery and performance of the Transaction Documents by the Company and the Stockholders, and the consummation of the transactions contemplated thereby will not, with or without notice or lapse of time, or both:

(a) conflict with or result in a breach or violation of any Company Charter Document, or any resolution of the board of directors or shareholders of the Company;

(b) conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a benefit or the imposition of an obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any (i) Material Contract or (ii) material Permit which the Company holds or by which any of its properties, rights or assets are subject or bound;

(c) result in the creation or imposition of any Lien on any of the Company’s material properties, rights or assets or any Lien on the Shares;

(d) violate in any material respect any Law to which the Company  or any of their respective properties, rights or assets is subject or bound or require any material consent, waiver, approval, notice, filing, registration, declaration or authorization with any Governmental Authority; or

(e) except as set forth in Section 3.4(e) of the Disclosure Schedule, result in any Change of Control Obligations.  The term “Change of Control Obligations” means all obligations (including severance, change of control, retention and similar obligations) owed by the Company to any Person in connection with the transactions contemplated hereby.

The consents, waivers, approvals, notices, filings, declarations and authorizations required to be completed prior to the Closing are specified in Section 3.4 of the Disclosure Schedule and are referred to herein as the “Third Party Consents.”

Section 3.5 Financial Statements.

Schedule 3.5 to the Disclosure Schedule includes the following financial statements (the “Financial Statements”): (a) true, complete and correct copies of the Company’s consolidated balance sheet, statement of income and statement of cash flows as of December 31, 2008 and 2009 and for the years then ended (to be supplemented prior to Closing by delivery of audited 2009 Financial Statements); and (b) true, complete and correct copies of the Company’s consolidated unaudited balance sheet as of June 30, 2010 and statement of income and statement of cash flows for the period ended June 30, 2010.  Each Financial Statement (including the notes thereto) has been prepared from the Books and Records and in accordance with GAAP in all material respects.  Except as the Closing Balance Sheet is amended by the Final Balance Sheet, each Financial Statement fairly presents the consolidated financial condition of the Company as of the dates in all material respects, and for the periods, indicated thereon, subject (in the case of interim Financial Statements) to normal year-end adjustments (which will not be material individually or in the aggregate).  Since January 1, 2008, there have been no changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of the Company’s properties or assets and there has been no adverse change in the consolidated financial position of the Company.  The Company has delivered to the Buyer true, complete and correct copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Company, and all letters or documentation, if any, relating to any accounting practices of the Company.  There has been no fraud or intentional or willful misconduct by any Person in connection with the recordation, maintenance or preparation of (1) the Financial Statements, (2) any document, record or information from which the Financial Statements were derived (including the Books and Records), (3) any document, record or information pertaining to any transaction or disposition of assets of the Company, or (4) any other financial document, record or information provided to the Buyer in connection with the Transaction Documents or the transactions contemplated thereby.

Section 3.6 Liabilities and Obligations.

The Company is not liable for or subject to any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, reduction in value, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured   (collectively, “Liabilities”), except for those Liabilities that are accrued or reserved against on the Closing Balance Sheet or are specified in in Section 3.14(a) of the Disclosure Schedule and such other Liabilities not previously paid or discharged, which are not, individually or in the aggregate, material.   The foregoing representation includes Liabilities arising from any source whatever, including without limitation violation of any law, agreement, or employment arrangement, and specifically includes any contingent liabilities.

Section 3.7 Accounts and Notes Receivable.

All of the accounts and notes receivable of the Company (collectively, the “Accounts Receivable”) are reflected properly according to GAAP on the Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, consistent with past practice.  No portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company. The Accounts Receivable are current and collectible net of any reserves specifically applicable thereto shown on the Closing Balance Sheet; provided that the Company makes no representation regarding the collectability of any account receivable for any customer subject to any non-Company related dispute with Buyer.  There is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business, consistent with past practice, under any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.8 Permits.

The Company owns or holds all permits, licenses, franchises, security clearances, consents, contractual rights and other authorizations or approvals (collectively, the “Permits”) of any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization (collectively, the “Governmental Authorities”), necessary for the conduct of the Company’s business (including the Business) as currently conducted (the “Company Permits”).  Section 3.8 of the Disclosure Schedule sets forth a complete and accurate list of each Company Permit.  All fees required to be paid in connection with the Company Permits have been paid.  The Company Permits are valid and subsisting, in full force except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of the Company, no Governmental Authority intends to modify, cancel, terminate or not renew any Company Permit.  No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any of the Company Permits.  The Company has conducted and is conducting its business (including the Business) in compliance with the requirements, standards, criteria and conditions set forth in the Company Permits in all material respects.  Immediately following the Closing, the Company will continue to enjoy the same rights, benefits and privileges under the Company Permits as were enjoyed by the Company immediately prior to the Closing.  No capital expenditures or material cost increases will be required to maintain compliance with the Company Permits if the Company, after the Closing, conducts the Business as currently conducted.

Section 3.9 [Reserved]

Section 3.10 Assets.

Except as otherwise disclosed with respect to Intellectual Property pursuant to Section 3.21 hereof, the Company has good and valid title to, or a valid leasehold interest in, all of the Assets, free and clear of all Liens.  “Lien” means any security, mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, assignment, deposit arrangement, conditional sale agreement, title retention agreement, lease, sublease, concession, claim, charge, easement, license, right-of-way, preference, preferential arrangement, priority, covenant, condition, restriction, option, warrant, attachment, title defect, adverse or equitable claim, or right of first refusal, preemption, conversion, put or call or encumbrance, whether written or oral, or any financing lease involving substantially the same economic effect as any of the foregoing.  Except as otherwise disclosed with respect to Intellectual Property pursuant to Section 3.21 hereof, the Assets constitute all of the assets, rights and properties necessary for the conduct of the Business in the same manner as presently conducted.  All of the tangible Assets have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted.   “Assets” means all tangible, intangible and other assets, rights and properties owned, used, held for use or purportedly owned, used or held for use by the Company or otherwise used or held for use in the Business.

Section 3.11 Real Property.

(a) For purposes of this Agreement, “Real Property” means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used (or purportedly owned, leased, licensed or used) by the Company, together with any additions thereto or replacements thereof.

(b) Section 3.11(b) of the Disclosure Schedule  contains a true, complete and accurate description of all Real Property (including street address, legal description (where known), owner and the Company’s use thereof) and, to the knowledge of the Company, any Liens, covenants, easements, restrictions, encroachments or leases on the Real Property.  The Real Property includes all interests in real property necessary to conduct the Business and operations of the Company as presently conducted.  The Company does not own and has never owned any Real Property.

Section 3.12 Leases.

Section 3.12 of the Disclosure Schedule sets forth a complete and accurate list of each lease (including all amendments, renewals, extensions, modifications or supplements thereto) relating to any Asset (including the Real Property) (collectively, the “Leases”).  Neither the Company nor any Stockholder has received notice of default under any Lease, and there are no maintenance or capital improvement obligations thereon in an amount over $5,000.  No Lease is subject or subordinate to any Lien.  Each Asset (including any Real Property) subject to a Lease is in a condition suitable for return to the lessor under the terms of such Lease without payment of any material penalty or forfeiture of a security deposit or any portion thereof.

Section 3.13 Significant Customers and Suppliers.

(a) Section 3.13 of the Disclosure Schedule sets forth (i) a true, complete and correct customer list showing the twenty (20) largest customers by gross purchases from the Company, taken as a whole, during the twelve (12) month period ended on July 31, 2010 (collectively, the “Significant Customers”), and (ii) a true, complete and correct supplier list showing (A) the twenty (20) largest suppliers by gross sales to the Company, taken as a whole, during the twelve (12) month period ended on the date of this Agreement and (B) all suppliers of the Company who are the sole source of such supply (other than public utilities) (the suppliers described in the foregoing clauses (A) or (B) being referred to herein, collectively, as the “Significant Suppliers”).

(b) Since December 31, 2009, no Significant Customer or Significant Supplier has stopped or materially reduced, or indicated to the Company or any Stockholder an intention to stop or materially reduce, trading with or supplying the Company or changed, or indicated to the Company or any Stockholder an intention to change, materially the terms and conditions on which it is prepared to do business with or supply the Company and none of the foregoing is reasonably expected as a result of the transactions contemplated hereby.  To the knowledge of the Company, no Significant Customer or Significant Supplier is reasonably likely, as a result of the transactions contemplated by this Agreement, to: (i) not do business with or supply the Company, (ii) reduce substantially its trading with or provision of goods or services to the Company, or (iii) change the terms and conditions on which it is prepared to trade with or supply the Company.  To the knowledge of the Company, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which might give rise to any claim by the Company against any of its customers or suppliers or any claim by a customer or supplier against the Company, in each case that is material to the Company or the Business.  Except for agreements disclosed pursuant to Section 3.14(a) of the Disclosure Schedule, the Company has not entered into any agreement or commitment with customers or suppliers, except in the ordinary course of business, consistent with past practice.

Section 3.14 Material Contracts and Commitments.

(a) Section 3.14(a) of the Disclosure Schedule  sets forth a true, complete and correct list of:

(i) each contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral (a “Contract”), or group of related Contracts, to which the Company is a party or by which the Business, the Company or any of its rights, properties or assets are subject or bound that may reasonably be expected to give rise to obligations, Liabilities, revenues or benefits exceeding $200,000 per annum for revenues or $50,000 per annum for expenses (or the equivalent value in the applicable currency) or that are otherwise material to the Company taken as a whole;

(ii) each Contract between, on the one hand, the Company, and on the other hand, (A) any current or former director, shareholder or officer of the Company, (B) any Affiliate of any such Person, or (C) any Affiliate of the Company;

(iii) each Contract evidencing Company Indebtedness, including any loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement to which the Company is a party or by which the Company or any of its rights, properties or assets are bound (including all guaranties issued by any Stockholder relating to the Company).  The term “Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of the Company upon which interest charges are customarily paid (excluding trade accounts payable), (iv) any compensation owed to any current or former employee of the Company (including, for the avoidance of doubt, (x) accrued and unpaid salary and profit sharing bonuses and (y) accrued and unpaid/unused vacation, but excluding accrued and unpaid/unused sick leave), (v) any obligations of the Company under conditional sale or other title retention agreements, (vi) any obligations of the Company issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company to creditors for goods and services incurred in the ordinary course of such Person’s business), (vii) any capitalized lease obligations of the Company, (viii) any deferred revenue obligations of the Company, (ix) any obligations of others secured by any Lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (x) any obligations of the Company under any defined benefit pension in excess of the value of plan assets held by such plan, (xi) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (xii) any amounts owed with respect to drawn letters of credit issued for the account of the Company, (xiii) any obligations of the Company to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (xiv) any guaranties or arrangements having the economic effect of a guaranty by the Company of any indebtedness of any other Person, and (xv) any accrued interest or penalties on any of the foregoing;

(iv) each Contract for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the ordinary course of business, consistent with past practice) or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory or components in the ordinary course of business, consistent with past practice);

(v) each Contract to which the Company is a party or by which the Business, the Company or any of its rights, properties or assets are subject or bound which relates to a license or acquisition by the Company of any intellectual or intangible property (including the Intellectual Property) except for Company customer agreements in the standard form provided to Buyer, any end user agreement for software that is generally available and any non-disclosure agreements entered into the ordinary course;

(vi) each Contract to which the Company is a party or by which any of its rights, properties or assets are bound, which contains any right of first refusal, right of first negotiation or similar obligations binding the Company or which otherwise prohibit or restrict the Company from entering into or competing in any line of business or market, or from freely providing services or supplying products to any customer or potential customer, or in any part of the world;

(vii) each Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase goods or services exclusively from a certain party;

(viii) each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise to which the Company is a party or by which any of its rights, properties or assets are bound;

(ix) each Contract under which the consequences of a violation, default or termination is reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(x) each collective bargaining or union Contract relating to the Company, or to which the Company is a party or by which any of its rights, properties or assets are bound;

(xi) each Contract to which the Company is a party or by which any of its rights, properties or assets are bound for the current employment of any individual, or any consulting, retention bonus, indemnification or severance Contract; and

(xii) each Lease.

Any and all Contracts described by the foregoing clauses (i) through (xv), together with those listed on Section 3.14(a) of the Disclosure Schedule , are collectively referred to as the “Material Contracts.”

(b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company, and, to the knowledge of the Company, each of the other parties thereto.  Except for breaches or defaults which have been cured and for which the breaching party has no Liability and breaches or defaults which could not reasonably be expected to have, individually or in the aggregate,  a Company Material Adverse Effect, neither the Company nor, to the knowledge of the Company, any other party to any Material Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract.  Except for such as could not reasonably be expected to have, individually or in the aggregate,  a Company Material Adverse Effect, there exists no condition or event which, after notice or lapse of time, or both, has constituted or could reasonably be expected to constitute a breach, default, termination, revocation or acceleration on the part of the Company or, to the knowledge of the Company, any of the other parties thereto.  All Material Contracts were negotiated at arm’s length.

Section 3.15 [Reserved]

Section 3.16 Insurance.

Section 3.16 of the Disclosure Schedule sets forth an accurate list of all insurance policies of the Company or otherwise related to the Business or any Asset, the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years.  With respect to each such insurance policy: (a) such policy is legal, valid, binding and enforceable in accordance with its terms in all material respects and, except for policies that have expired under their terms in the ordinary course of business, consistent with past practice, is in full force and effect in all material respects, (b) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, after notice or lapse of time, or both, has constituted or could reasonably be expected to constitute a breach or default or permit termination or modification on the part of the Company or, to the knowledge of the Company, any other party, under such policy, and (c) such policy is occurrence based.  All premiums payable under all such policies have been paid, and the Company is in compliance with the terms of such policies in all material respects.  To the Company’s knowledge, such policies of insurance provide adequate insurance for the Company, the Assets and the Business and comply with all applicable Laws.  To the Company’s knowledge, there have been no threatened terminations of, or material premium increases with respect to, any such policies.

Section 3.17 Labor Matters.

(a) The Company has complied in all material respects with all applicable Laws relating to the employment of labor including the provisions thereof relating to wages, hours, collective bargaining and the payment of social security and Taxes related to or affecting the Company and is not liable for any arrears of wages or any Tax or any penalty for failure to comply with any of the foregoing.  There is no labor strike, labor union dispute, slowdown, or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company.  No labor union representation question exists with respect to the employees of the Company and there is no strike or work stoppage (other than on an industry-wide basis) involving the employees of the Company, and no collective bargaining agreement with employees of the Company is in effect or is currently being negotiated.  To the knowledge of the Company, there are no ongoing efforts to organize (or seek union representation for) the Company’s workforce, or any subset thereof.

(b) The Company is not a party to or bound by any collective bargaining agreement, trade union agreement or employee representative agreement; the Company has complied with its respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated by the Transaction Documents.

(c) All persons who have performed services for the Company while classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(d) The employees of the Company named in Section 3.17(d) of the Disclosure Schedule have entered into confidentiality and assignment of inventions agreements in favor of the Company that remain in effect (the “Designated Employees”).  No employee of the Company (i) to the knowledge of the Company, is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others, or (ii) in the case of any current key employee or group of current key employees, has given notice to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(e) Section 3.17(e) of the Disclosure Schedule lists all employees of the Company who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire.  All other persons employed by the Company in the United States are citizens or permanent residents.  Section 3.17(e) of the Disclosure Schedule also  lists and describes all expatriate Contracts that the Company has in effect with any employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals.  Each employee of the Company working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

Section 3.18 Employee Plans.

(a) Section 3.18(a) of the Disclosure Schedule  lists the names of all employees of the Company.  The Company has separately delivered to Buyer a list specifying the rates of total compensation for each of such employees.  Section 3.18(a) of the Disclosure Schedule  also lists all employment contracts and all pension, bonus, profit sharing, stock option or other agreements or arrangements, including vacation and sick pay policies, providing for employee benefits to which the Company is a party or by which the Company is bound (all such plans, programs, arrangements and agreements, the “Employee Plans”).  Except as accrued in the Closing Balance Sheet or as set forth in Section 3.18(a) of the Disclosure Schedule, the Buyer will not be subject to any material Liability under any Employee Plan.  To the extent required by Law or Contract, the Company has paid in full to each employee of the Company all wages, salaries, commissions, bonuses, vacation pay and other direct compensation for all services performed by such Person at or prior to the Closing.  Neither the Company nor the Buyer shall have any Liability for any severance pay or other payments to employees resulting from the transactions contemplated by the Transaction Documents.

(b) The Company has complied in all material respects with all applicable Laws relating to, and the terms of, the Employee Plans.  Any Employee Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received a current determination (or opinion) letter from the Internal Revenue Service.  No such determination letter or opinion letter has been revoked and revocation has not been threatened, and no such plan has been amended or operated since the date of its most recent determination letter or application therefore in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(c) Neither the Company nor any ERISA Affiliate of the Company has ever maintained, sponsored or been required to contribute or had any Liability with respect to any plan subject to Title IV of ERISA.  “ERISA Affiliate” means any Person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(d) Except as set forth in Section 3.18(d) of the Disclosure Schedule,  no Employee Plan contains any provision or is subject to any Law that, as a result of the transactions contemplated hereby, including the combination of the transactions contemplated hereby and a later employment termination, would (A) increase, accelerate or vest any benefit, (B) require severance, termination or retention payments, (C) provide any term of employment or compensation guaranty; (D) trigger any Liability (including any obligation to provide a tax gross-up), (E) forgive any indebtedness, or (F) measure any values of benefits on the basis of any of the transactions contemplated by the Transaction Documents.  No director, stockholder, officer or employee of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated by the Transaction Documents.  There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company made any such payment, and the consummation of the Closing shall not obligate the Company or any other entity to make any parachute payment subject to Section 280G of the Code. The Company has delivered to the Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by the Transaction Documents for which the Company or the Buyer may directly or indirectly become liable as a result of withholding obligations and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by the Transaction Documents.

(e) No Employee Plan is subject to the laws of any jurisdiction outside of the United States.

(f) All group health plans of the Company and its ERISA Affiliates comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Section 5000 of the Code, the Health Insurance Portability and Accountability Act, and any other comparable domestic or foreign Laws.  Section 3.18(f) of the Disclosure Schedule  sets forth a true, complete and correct list of each former employee of the Company who is currently eligible to receive or is currently receiving COBRA coverage.

(g) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) was operated from January 1, 2005 in good faith compliance with then applicable guidance under Section 409A, was documented in accordance with Section 409A, and, if still in existence, complies with Section 409A.  No option or appreciation right granted under any Employee Plan and subject to Section 409A of the Code had an exercise or measurement price that was or may have been less than the fair market value of the underlying equity units (as the case may be) as of the date such compensation right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or appreciation right.

(h) Each Employee Plan is amendable and terminable unilaterally by the Company (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such plans or arrangements. The investment vehicles used to fund the Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

Section 3.19 Compliance with Law.

The Company is conducting and has conducted the Business in compliance with all applicable Laws in all material respects.  Except as set forth in Section 3.19 of the Disclosure Schedule, the Company has not received any notice that it is not in compliance with any applicable Law.  No claims have been made or, to the knowledge of the Company, threatened asserting the Company’s violation of, Liability for or potential responsibility under any Law.  The Company has not conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any director, shareholder, officer or employee.

Section 3.20 Litigation.

Except as listed in Section 3.20 of the Disclosure Schedule, there are and have been no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the knowledge of the Company, threatened against the Company, or its assets, rights or properties, or any current or former director, shareholder, officer, employee, consultant or agent of the Company (in their capacities as such for the Company), or seeking to prevent or delay the transactions contemplated pursuant to this Agreement, and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry involving or relating to the Company or the Business, whether pending or threatened, has been received by the Company or any Stockholder; nor, to the knowledge of the Company is there any valid basis for any such claim, action, suit, proceeding, governmental investigation or inquiry.  There are and have been no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against the Company or any current or former director, shareholder, officer, employee, consultant or agent of the Company (in their capacities as such for the Company).

Section 3.21 Intellectual Property.

(a) Company Registrations.  Section 3.21(a) of the Disclosure Schedule lists all Intellectual Property Registrations that are owned by, registered or filed in the name of the Company, alone or jointly with others (the “Company Registrations”), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which the registration was issued, date of filing or issuance and names of all current applicant(s) and registered owner(s), as applicable.  All assignments of the Company Registrations to the Company have been properly executed and recorded.  To the Company’s knowledge, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.  The Company has clear title to the Company Registrations.

(b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced, provoked or, to the knowledge of the Company, threatened with respect to any Patent Rights included in the Company Registrations.  The Company has complied with its duty of candor and disclosure to the U.S. Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of it and has made no material misrepresentation in such applications.

(c) Ownership; Sufficiency.  Each item of Company Intellectual Property will be owned or available for use by the Company and its Affiliates immediately following the Closing on substantially identical terms and conditions as it was available to the Company immediately prior to the Closing.  Except as set forth in Section 3.21(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of all Liens (other than non-exclusive licenses entered into in the ordinary course), and all joint owners of Company Owned Intellectual Property are listed in Section 3.21(c) of the Disclosure Schedule. To the Company’s knowledge, Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business (including the Business) in the manner currently conducted by the Company.

(d) Infringement. To the knowledge of Company, no activity of the Company, or any of its predecessors, undertaken in connection with the Business, constituted or constitutes an infringement upon, or violation or misappropriation of, any Intellectual Property right of any third party.      Section 3.21(d) of the Disclosure Schedule lists any complaint, claim or written notice, or written threat of any of the foregoing (including any  notification that a license under any patent is or may be required), received by the Company or any Stockholder alleging any such infringement, violation or misappropriation and any written request or demand for indemnification or defense received by the Company or any Stockholder from any reseller, distributor, customer, user or any other third party; and the Company has provided or made available to the counsel of Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses prepared for or by the Company relating to any such alleged or potential infringement, violation or misappropriation.

(e) Protection Measures. The Company has taken reasonable measures to protect and to maintain in confidence all trade secrets and confidential information comprising a part of the Company owned Intellectual Property.  None of the Company, or any of its predecessors, has violated or materially breached any contractual or legal requirements pertaining to information privacy or security to which the Company is a party.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, has been threatened against the Company.  There has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third party.

(f) Infringement of the Rights of the Company.  To the knowledge of the Company, no Person (including any current or former employee or consultant of the Company) is infringing, violating or misappropriating the Company Owned Intellectual Property or the Company Licensed Intellectual Property that is exclusively licensed to the Company, except as described in Section 3.21(f) of the Disclosure Schedule.

(g) Intellectual Property Agreements.  Section 3.21(g) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company use it (excluding generally available, off-the-shelf software programs that are part of the internal systems and are licensed by the Company pursuant to “shrink wrap” licenses), (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property that is material to the Company, and (iii) each agreement, contract or other instrument pursuant to which the Company has obtained any ownership or license interest in Intellectual Property developed by a consultant, software or hardware developer or vendor to the Company other than software or hardware used by Company for its internal systems.

(h) Employee and Contractor Assignments.  Each Designated Employee and each independent contractor that has performed development or technical services for the Company’s products and services (“Company Offerings”) has executed a written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Designated Employee’s employment and all Intellectual Property rights therein.  Other than the Designated Employees, no Person is or has been involved in the engineering, design or development of the Company Offerings.

(i) Definitions.

(i) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.

(iii) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

(iv) “Intellectual Property” means the following subsisting throughout the world:

(A) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”);

(B) registered trademarks and service marks, logos, Internet domain names, corporate names, and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (collectively, “Trademarks”), and all goodwill in the foregoing;

(C) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(D) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice;

(E) financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and

(F) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(v) “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, domain name registrations and applications for each of the foregoing.

Section 3.22 Books and Records.

The Company has made and kept (and given the Buyer access to) business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects.  The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

Section 3.23 Taxes.

(a) All Tax Returns required to be filed by the Company have been timely filed after giving effect to any extensions.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes required to be paid by the Company that are due and payable have been paid, whether or not shown on any Tax Return.  The unpaid Taxes of the Company through the date of the Closing Balance Sheet will not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Balance Sheet.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company has withheld or collected all Taxes required by Law to have been withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and, to the extent required, paid over such Taxes to the appropriate Governmental Authorities, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

(c) There are no Liens for Taxes upon the assets of the Company other than Liens for current Taxes not yet due and payable and Taxes which are being contested in good faith by appropriate proceedings or may hereafter be paid without penalty and with respect to which appropriate reserves have been established.

(d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate the Company to make any payments, that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) or (5)).

(e) There is no claim or dispute concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge.  There is no audit, examination or similar proceeding currently in progress or pending with respect to Taxes or Tax Returns of the Company.

(f) Section 3.24(f) of the Disclosure Schedule lists the periods for which the Tax Returns required to be filed by the Company have been examined by the IRS or other taxing authority.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company.

(g) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign Law) by reason of a change in accounting method.  The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

(h) There are no Company requests for rulings or determinations in respect of any Tax pending with any Governmental Authority.  Neither the Company nor any other Person on behalf of the Company has (i) received from any Governmental Authority any Tax ruling relating to or affecting the Company or (ii) executed or entered into a closing agreement relating to or affecting the Company pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

(i) Section 3.24(i) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.  No Governmental Authority in any state, territory or jurisdiction where the Company does not file Tax Returns has made a claim that the Company is required to file Tax Returns in such state, territory or jurisdiction.

(j) The Company has delivered or made available to Buyer true, complete and correct copies of (i) all Tax Returns of the Company  for all taxable periods for which the statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company  relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(k) The Company (i) has not been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is the common parent), (ii) has no Liability for the Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, and (iii) is not a party to, is not bound by and has no any continuing obligation under any Tax sharing, Tax indemnity, Tax allocation or any other agreement of a similar nature.

(l) Definitions.

(i)  “Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) shall mean all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto;

(ii) “Tax Proceeding” shall mean any audit, litigation, dispute or other proceeding with respect to Taxes.

(iii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

Section 3.24 Absence of Changes.

Except as set forth in Section 3.24 of the Disclosure Schedule, since June 30, 2010, the Company has conducted the Business in the ordinary course of business, consistent with past practice, and there has not been:

(a) any change, occurrence, fact, condition, circumstance or omission with respect to the Company and the Business that by itself or together with other changes, occurrences, facts, conditions, circumstances and omissions has had, or could reasonably be expected to have, a material adverse effect on (i) the rights of Buyer under the Transaction Documents, (ii) the business, results of operations, workforce, affairs, relationships with customers or suppliers, prospects,  properties, assets, liabilities, profits or condition (financial or otherwise) of the Company  or (iii) the ability of the Company or any Stockholder to consummate the transactions contemplated hereby or to perform their respective obligations hereunder (a “Company Material Adverse Effect”);

(b)                            any damage, destruction or loss (whether or not covered by insurance), individually or in the aggregate, that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)                            any breach by the Company (or any action or omission by the Company which with or without notice or lapse of time, or both, has resulted or could reasonably be expected to result in a breach), or any amendment or termination, of any Material Contract, material Permit or other material right to which the Company is a party or to which any of its properties, rights or assets are subject or bound;

(d)                            any sale, assignment, transfer, license or sublicense of, or the entering into of any Contract to sell, assign, transfer, license or sublicense, or mortgage, pledge or otherwise create or impose a Lien on, any assets, in each case other than in the ordinary course of business, consistent with past practice;

(e)                            by the Company, any purchase or acquisition of, or the entering into of any Contract to purchase or acquire, any property, right or asset of any Person, or any merger or consolidation with any Person, in each case other than in the ordinary course of business, consistent with past practice;

(f)                            by the Company, any capital expenditure or commitment in excess of $50,000 for additions to property, plant and equipment;

(g) by the Company, any change or amendment to any Company Charter Document;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including any indebtedness or obligation of (i) any current or former director, shareholder, manager, member, officer or employee of the Company, (ii) any Affiliate of any Person identified in the preceding Subsection (i), or (iii) any Affiliate, the Company or any Stockholder;

(i) any loan by the Company to any Person, except for loans made in the ordinary course of business, consistent with past practice, that are not material;

(j) except as was required to comply with applicable Law or with Contracts then in effect, any action with respect to (i) entering into, terminating or amending any Employee Plan, collective bargaining agreement or employment, retention or severance agreement, (ii) increasing the compensation or benefits of any director, officer, employee or consultant (other than in the ordinary course of business, consistent with past practice), (iii) amending or accelerating the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (iv) paying any benefit not provided for as of such date under any Employee Plan, (v) granting any award under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity compensation or the removal of existing restrictions in any benefit plans or agreement or award made thereunder, or (vi) taking any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(k) any declaration or payment of any dividend or distribution in respect of the capital stock of the Company (whether in cash, stock or property or any combination thereof) or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

(l) any settlement or compromise or any pending or threatened claim or any commencement of a claim, other than routine collection of accounts in the ordinary course of business consistent with past practice;

(m) any making of any Tax election other than in the ordinary course of business consistent with past practice, any change in any Tax election, adoption of any accounting or Tax accounting method, any change in any accounting or Tax accounting method, any amendment to any Tax Return, or any entrance into any closing agreement, settlement of any Tax claim or assessment or consent to any Tax claim or assessment; or

(n) any negotiation or agreement by the Company or any officer or employee thereof not previously disclosed to the Buyer to do any of the things described in the preceding clauses (a) through (m) (other than negotiations with the Buyer and its representatives regarding the transactions contemplated pursuant to this Agreement).

Section 3.25 Bank Accounts; Powers of Attorney.

Section 3.25 of the Disclosure Schedule sets forth a true, complete and correct list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto.  Section 3.25 of the Disclosure Schedule also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.  Each checking account of the Company related to the Business has a balance equal to or in excess of the aggregate amount of all outstanding checks or other withdrawals against such checking account.

Section 3.26 Unlawful Payments.

Neither the Company, nor any of its predecessors (or any other Person associated with or acting for the benefit of any of them), nor any director, shareholder, manager, member, officer, employee, agent or representative of the Company, or any of its predecessors (or any other Person associated with or acting for the benefit of any of them) has directly or indirectly (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for the Company or the Business or to secure Contracts, (ii) to pay for favorable treatment for the Company or the Business or for Contracts secured, (ii) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (iv) in violation of any legal requirement, (b) established or maintained any fund or asset that has not been recorded in the Books and Records or (c) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.27 Absence of Claims; Business Relationships With Affiliates.

(a) Except as listed in Section 3.27 of the Disclosure Schedule, neither any Stockholder nor any current or former Affiliate of the Company, or any current or former Affiliate of any such Person (collectively, the “Related Parties”), owns any asset, property or right, tangible or intangible, used by the Company or related to the Business, has any claim or cause of action against the Company, or is owed any payment or other obligation by the Company.

(b) Except as listed in Section 3.27 of the Disclosure Schedule, the Company has not been nor is a party to any Contract, transaction, arrangement or course of dealing with any Related Party other than on an arm’s length basis.

Section 3.28 [Reserved]

Section 3.29 Disclosure.

This Agreement and all Schedules, agreements, certificates or other documents furnished to the Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate in all material respects.  No statement herein or in the Schedules, Exhibits, certificates, documents or other instruments delivered in connection with this Agreement contains any untrue statement of a material fact, in light of the circumstances under which it was made, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Company has delivered to the Buyer true, complete and correct copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document that is referred to in this Article III or the Exhibits or Schedules attached hereto.

Section 3.30 Matters Relating to the Stockholders.

Each Stockholder hereby represents and warrants to Buyer, as to such Stockholder and the Shares owned by such Stockholder, that:

(a) Such Stockholder has full legal right, power and authority to execute, deliver and perform the Transaction Documents to which it is a party, and to transfer, convey and sell to Buyer at the Closing the Shares to be sold by such Stockholder hereunder.  Each of the Transaction Documents has been duly and validly authorized, executed and delivered by such Stockholder and, assuming the Transaction Documents constitute the valid and binding agreement of the Buyer, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) The execution, delivery and performance by such Stockholder of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, will not, with or without notice, lapse of time, or both:  (i) result in the creation or imposition of any Lien on the Shares, the Business or on any Asset; (ii) violate any Law to which such Stockholder is subject or bound or applicable to such Stockholder’s Shares; or (iii) violate or constitute a material breach of or default under any agreement to which such Stockholder is a party or applicable to such Stockholder’s Shares.

(c) Immediately prior to the Closing, such Stockholder owns (of record and beneficially) the number and type of Shares reflected in Section 3.31(c) of the Disclosure Schedule as being owned by him or her, free and clear of all Liens and has all power and right to vote such Shares. At the Closing, Buyer will acquire from each Stockholder, free and clear of all Liens, good, valid, and marketable title to all of such Stockholder’s Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

To induce the Company and the Stockholders to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, the Buyer represents and warrants to the Company and the Stockholders as follows:

Section 4.1 Due Organization.

The Buyer is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of the state of its incorporation.

Section 4.2 Authorization; Validity.

The Buyer has the requisite corporate power, authority and capacity to operate and carry on its business as presently conducted, and to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated hereby.  This Agreement and all other agreements and instruments to be executed and delivered by the Buyer in connection herewith, when executed and delivered by the Buyer shall have been duly and validly authorized, executed and delivered by the Buyer.  This Agreement and the transactions and other agreements and instruments contemplated hereby, including the issuance of the shares constituting the Stock Payment, have been duly approved by the board of directors of the Buyer and constitute the valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights, generally, and by general equitable principles (whether determined by law or equity.

Section 4.3 No Conflicts.

The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not, with or without notice or lapse of time, or both: (a) conflict with, result in a breach or violation of the Buyer’s articles of incorporation or bylaws or any resolutions of the board of directors or stockholders of the Buyer, (b) conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a benefit or the imposition of an obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any (i) material Contract to which the Buyer is a party or by which any of their respective properties, rights or assets are bound or (ii) material Permit which the Buyer holds or by which any of its  properties, rights or assets are bound or (c) violate any Law to which the Buyer or any of its properties, rights or assets, or its business, are subject or bound or require any consent, waiver, approval, notice, filing, registration, declaration, or authorization with any Governmental Authority.

Section 4.4 Absence of Certain Changes.

Since June 30, 2010, Buyer has made disclosure in its SEC filings of any change in the financial condition, assets, properties, Liabilities, business or results of operations of Buyer, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, consistent with past practice, has had or can reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 No Brokers.

Company will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or any act or omission of Buyer, any of its Affiliates or any of their respective directors, officers, employees, shareholders or agents.

Section 4.6 Disclosure.

Buyer has referred the Stockholders to Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and each of the reports and other filings made by Buyer with the Securities and Exchange Commission (the “SEC”) since the filing of such Form 10-K (collectively, the “Buyer Disclosure Package”).  The documents in the Buyer Disclosure Package (a) conformed, as of the dates of their respective filings with the SEC, in all material respects, to the requirements of the applicable laws and regulations and (b) when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer, including the notes thereto, included in the Buyer Disclosure Package fairly and accurately represented, in all material respects, the consolidated financial condition of Buyer as of their respective dates and Buyer’s consolidated results of operations for the respective periods specified therein in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q of the SEC, and subject, in the case of unaudited financial statements, to normal, immaterial year-end audit adjustments).  Buyer is, and since January 1, 2010 has been, in compliance in all material respects with the material requirements of the Exchange Act and the continued listing requirements of the NASDAQ Stock Market and the rules and regulations promulgated thereunder.

Section 4.7 Shares of Buyer Common Stock.

The shares of Buyer common Stock to be issued pursuant to this Agreement are duly authorized, and when the share certificate in respect of such shares is issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

ARTICLE V

COVENANTS

Section 5.1 Cooperation in Litigation.

In the event that a claim is asserted against the Buyer or any of its subsidiaries or Affiliates with respect to Company or the Business or any of the transactions contemplated by this Agreement, the Company and each Stockholder agrees to cooperate on a reasonable basis with the Buyer in the defense of such claim.  The Company and the Stockholders shall reasonably consult with the Buyer regarding the defense of any proceedings or litigation against the Company or any Stockholder relating to any of the transactions contemplated by this Agreement.

Section 5.2 Further Assurances.

From time to time after the Closing Date, upon request of any party, without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement.

Section 5.3 Tax Matters.

(a) Tax Returns; Payment of Taxes.

(i) The Stockholders or the Representative shall prepare, or cause to be prepared, and cause the timely filing of all federal, state, local or foreign income and franchise Tax Returns of the Company for all taxable periods ending on or before the Closing Date.  Such Tax Returns shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices.  The Stockholders shall cause to be timely paid all Taxes shown as due on such income and franchise Tax Returns for all periods covered by such Tax Returns; provided, however, that Buyer shall cause the Company to pay such amount of Taxes related to such Tax Returns as was reflected as a liability on the Final Balance Sheet.  The Representative shall provide Buyer with copies of all such Tax Returns as soon as practicable after the preparation, but prior to the filing thereof, for Buyer’s review and approval, which approval may not be unreasonably withheld, delayed or conditioned.

(ii) Buyer shall prepare, or cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable Law, and shall cause to be timely filed, all other Tax Returns of the Company for any taxable period ending on or before the Closing Date which have not been filed as of the Closing Date.  The Buyer shall provide Representative with copies of all such Tax Returns as soon as practicable after the preparation, but prior to the filing thereof, for Representative’s review and approval, which approval may not be unreasonably withheld, delayed or conditioned.  Buyer will not allow the amendment of any Tax Return relating to any taxable period ending on or before the Closing Date, or the carryback of an item to any Tax Return relating to any taxable period ending on or before the Closing Date, without the prior written approval of the Representative, which approval shall not be unreasonably withheld, delayed or conditioned.

(iii) Buyer shall prepare or cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable Law, and cause to be timely filed all Tax Returns of the Company for Straddle Periods.  Buyer shall pay or cause to be paid all Taxes shown as due on the Tax Returns described in the preceding sentence. The Buyer shall provide Representative with copies of all such Tax Returns as soon as practicable after the preparation, but prior to the filing thereof, for Representative’s review and approval, which approval may not be unreasonably withheld, delayed or conditioned. Upon the later of fifteen (15) business days from the Buyer’s delivery to the Representative of a reasonably documented request therefor or five (5) business days prior to the due date of any Tax Return prepared pursuant to this Section 5.3(a)(iii), the Stockholders shall pay to Buyer the amount of any Taxes shown as due on such Tax Returns that relates to the Pre-Closing Tax Period and which exceeds the amount reflected as a liability related to such Taxes on the Final Balance Sheet.  For purposes of this Agreement, “Straddle Period” means any taxable period that includes but does not end on the Closing Date, and “Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.  In the case of any Straddle Period: (i) real, personal and intangible property Taxes of the Company for the Pre-Closing Tax Period shall equal the property Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) any other Taxes of the Company  for the Pre-Closing Tax Period shall be computed as if the entire Straddle Period ended as of the close of business on the Closing Date.

(iv) In accordance with Article VI, the Stockholders shall indemnify Buyer for Taxes of the Company attributable to the Pre-Closing Tax Period, to the extent such Taxes exceed the liability for Taxes reflected on the Final Balance Sheet.  Buyer shall reimburse or credit the Stockholders for any Tax refunds (net of any costs reasonably incurred by Buyer in obtaining such refund) that are paid to the Company after the Closing Date for a Pre-Closing Tax Period to the extent such Tax refunds are not shown on the Final Balance Sheet or attributable to the carryback of a net operating loss of the Company.

(b) Cooperation in Tax Matters.  The Stockholders and Buyer shall cooperate fully in connection with the filing of Tax Returns of the Company  and any Tax Proceeding of the Company.  Such cooperation shall include the provision of records and information with respect to the Company  which are in the possession of any Stockholder or the Buyer and are reasonably relevant to any such Tax Proceeding.  Without limiting the foregoing, the Stockholders will cooperate and use commercially reasonable efforts to have the now-current officers, directors and employees of the Company  cooperate with Buyer in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date.  The Stockholders agree to transfer to Buyer on or as soon as practicable after the Closing Date (but in no event later than fifteen (15) business days after the Closing Date) all books and records with respect to Tax matters pertinent to the Company  that are in their possession or subject to their direct or indirect control.  The Stockholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).  Buyer shall cause the Company to provide access to the Stockholders at any reasonable time and from time to time, at the business location at which their books and records are maintained after the Closing Date, to such Tax records of the Company  for Taxable periods (or portions thereof) beginning before the Closing Date as the Stockholders may from time to time reasonably request.  Buyer shall furnish, and request the independent accountants and legal counsel of Buyer and the Company to furnish, to the Stockholders such additional Tax and other information and documents in the possession of such persons relating to Taxable periods of the Company  (or portions thereof) beginning before the Closing Date as the Stockholders may from time to time reasonably request.

(c) Transfer Taxes.  Notwithstanding any other provision in the Transaction Documents, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred by the Company , the Stockholders or the Buyer in connection with the Transaction Documents (including any transfer or similar tax imposed by states or subdivisions) shall be borne fifty percent 50% by the Buyer and fifty percent (50%) by the Stockholders.  The party legally responsible shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required, by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

(d) Tax Proceedings Related to Pre-Closing Tax Periods.  Buyer shall promptly notify the Representative in writing upon receipt by the Buyer or the Company of notice of any Tax Proceeding that could give rise to a claim for indemnification under Article VI.  The Representative will have the right to control the conduct of any Tax Proceeding relating to any Pre-Closing Tax Period.  The Representative shall, however, keep Buyer informed of all developments on a timely basis, shall provide to the Buyer copies of any and all correspondence received from the Governmental Authority related to such Tax Proceeding and shall provide the Buyer with the opportunity to attend conferences, hearings and other meetings with or involving the Governmental Authority and to review and provide comments with respect to written responses provided to the Governmental Authority with respect to such Tax Proceeding, in each case, to the extent the outcome of such Tax Proceeding could reasonably be expected to affect Buyer. Each party shall bear its own costs for participating in such Tax Proceeding.  If any of the issues raised in such Tax Proceeding could reasonably be expected to adversely affect Buyer, then the Representative shall not settle any such Tax Proceeding with respect to such issues without the Representative’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  To the extent that control or settlement rights with respect to a Tax Proceeding pursuant to this Section 5.3(d) may overlap with a control or settlement right under Article VI, the provisions of this Section 5.3(d) shall govern such Tax Proceeding control or settlement right.

Section 5.4 Transaction Confidentiality Agreements.

Except to the extent any right or interest of any Stockholder under any confidentiality agreement with another potential purchaser of all or any part of the Shares, the Business or the Company (or any of the Assets) (a “Transaction Confidentiality Agreement”) is not assignable without the consent of a third party, such Stockholder shall, at the Closing, assign to the Buyer all rights and interests under any Transaction Confidentiality Agreement to which such Stockholder is a party.  To the extent any right or interest of any Stockholder under a Transaction Confidentiality Agreement is not assignable without the consent of a third party, such Stockholder shall enforce its rights under any such Transaction Confidentiality Agreement for the benefit of the Buyer and its Affiliates as the Buyer directs.

Section 5.5 No Claim Against the Company.

Effective as of the Closing, each Stockholder waives any and all rights of indemnification, contribution and other similar rights against the Company  (whether arising pursuant to the Company Charter Documents, any Contract, any Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in the Transaction Documents and/or out of the negotiation, execution and performance of the Transactions Documents, and agrees that any claim of any Buyer Indemnified Party, whether for indemnity or otherwise, may be asserted directly against the Sellers (to the extent provided herein), without any need for any claim against, or joinder of, the Company.

Section 5.6 Payment of Credit Cards.

Within ten (10) days of the closing all Company credit cards subject to Stockholder guarantees shall be paid in full and such accounts shall be terminated such that the Stockholder guarantees shall no longer be in effect.

Section 5.7 Conduct of Business Post Closing.

Following the Closing and ending on the termination of the last Deferred Transaction Consideration Measurement Period, the Buyer shall operate the Company and conduct the Business in a manner consistent with the provisions of Exhibit A
.

ARTICLE VI

INDEMNIFICATION

Section 6.1 General Indemnification by the Stockholders.

The Stockholders, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless the Buyer and its Affiliates and each of such foregoing Person’s directors, stockholders, control persons, officers, employees, representatives, assigns, successors and Affiliates (collectively, the “Buyer Indemnified Parties”) from, against and in respect of:

(a) all Liabilities, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorney’s fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(i) any misrepresentation, breach or inaccuracy of any representation or warranty of the Company or any Stockholder set forth in this Agreement and any Third Party Claim where it is established that the facts underlying such claim are of a character to give rise to a good faith claim that would constitute such a misrepresentation, breach or inaccuracy;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of the Company or any Stockholder set forth in this Agreement;

(iii) any (A) Company Indebtedness, (B) Transaction Cost and (C) Change of Control Obligations, but only to the extent not reflected in the Final Balance Sheet;

(iv) Taxes of the Company , and any Liability for Taxes under Treas. Reg. Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation, attributable to any Pre-Closing Tax Period for which inadequate reserves reflecting such Taxes were not shown on the Final Balance Sheet; and

(b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 6.1.

Notwithstanding the foregoing, any claim under this Article VI for Damages based upon or arising out of liability of the Company for Taxes shall be limited to the Tax laws as are in effect as of the applicable Pre-Closing Tax Period, as distinguished from retroactive changes in such Tax laws.  To the extent any Buyer Indemnified Party recognizes any net Indemnification Tax Benefits as a result of any Damages: (i) the amount of Damages shall be reduced by the amount of Indemnification Tax Benefits actually recognized, if and to the extent such Indemnification Tax Benefits are recognized prior to the indemnification payment by the indemnifying party and (ii) the Buyer shall pay, or cause to be paid, the amount of such Indemnification Tax Benefits to the indemnifying party within sixty (60) days of such Indemnification Tax Benefits being recognized by the Buyer Indemnified Party, if and to the extent such Indemnification Tax Benefits are recognized after payment of indemnification payments by the indemnifying party.  For this purpose, a Buyer Indemnified Party shall be deemed to recognize a tax benefit (“Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Buyer Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Damages, exceeds the Buyer Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Damages, treating such Tax items as the last items claimed for such taxable year.

Section 6.2 General Indemnification by the Buyer.

The Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Stockholders from, against and in respect of:

(a) all Damages suffered, sustained, incurred or paid by the Stockholders in connection with, resulting from or arising out of, directly or indirectly:

(i) any misrepresentation, inaccuracy or breach of any representation or warranty of the Buyer set forth in this Agreement and any Third Party Claim where it is established that the facts underlying such claim are of a character to give rise to a good faith claim that would constitute such a misrepresentation, breach or inaccuracy;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of the Buyer set forth in this Agreement; and

(b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 6.2.

Section 6.3 Limitation and Survival of Indemnification Obligations.

(a) The indemnification obligations of the Stockholders for breaches of any representation or warranty set forth herein shall be limited to the Stock Payment, other than breaches of any representation or warranty relating to corporate authority in Section 3.2, capitalization in Section 3.3, the representations in Section 3.4 regarding “no conflicts,” the existence and materiality of any Related Party transactions in Section 3.27, and fees owing to any brokers in Section 8.4.

(b) If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of any Transaction Document, the party asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, and shall be entitled to each and every remedy available pursuant to each and every section or provision pursuant to which such party elects, at its sole discretion, to assert such claim; provided that any Liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement or to the extent taken into account in determining any adjustment to the Purchase Price under Section 1.3.

(c) Notwithstanding anything herein to the contrary, any Claims with respect to which there is a finding or judgment of fraud, bad faith, willful misconduct or intentional wrongdoing shall not be subject to the limitations under this Section 6.3.

(d) Notwithstanding anything to the contrary in this Agreement, but subject to the terms, conditions and limitations hereof:  (i) the Stockholders shall be liable to the Buyer Indemnified Parties for any and all breaches (or third party allegations thereof) by the Company of any of the Company’s representations or warranties made as of the Closing and any and all of the Company’s covenants and agreements set forth in this Agreement to be performed at or prior to the Closing; and (ii) the Company shall not be liable to the Stockholders for any or all actual or alleged breach by the Company of any such representations, warranties, covenants and agreements.

Section 6.4 Survival and Expiration of Representations, Warranties and Covenants.

(a) The representations and warranties of the Buyer shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided that, the representations and warranties of the Buyer with respect to any Claim pending with respect to such representations and warranties shall survive until the final resolution of such Claim solely with respect to such Claim.

(i) The representations and warranties of the Company or any Stockholder shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided that, the representations and warranties with respect to any Claim pending with respect to such representations and warranties shall survive until the final resolution of such Claim solely with respect to such Claim.

(b) All covenants and agreements of the parties shall survive the Closing, continue in effect and expire in accordance with their respective terms.

Section 6.5 Indemnification Procedures.

All claims for indemnification under this Article VI (“Claims”) shall be asserted and resolved as follows:

(a)                            In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 6.1 or 6.2 hereof (the “Indemnifying Party”) or any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 6.5 of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party, except and to the extent that the failure to give such notice adversely impacts the ability of any Indemnifying Party to defend against such Third Party Claim.

(b)                            If an Indemnified Party asserts a Claim which does not involve a Third Party Claim and the Indemnifying Party does not notify in writing the Indemnified Party within thirty (30) days after delivery of the Claim Notice (the “Notice Period”) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.  If the Indemnifying Party makes an objection in writing, the Indemnified Party and Indemnifying Party shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such Claim.  If the Indemnified Party and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If such parties shall not agree, each Indemnified Party shall be entitled to initiate proceedings and seek remedies as may be permitted under the terms of this Agreement and applicable Law.

(c)                            If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall have the ability to defend against such Third Party Claim so long as:

(i) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim,

(ii) the Indemnifying Party defends against such Third Party Claim by appropriate proceedings at its sole cost and expense with legal counsel reasonably acceptable to the Indemnified Party;

(iii) the amount of Damages for which the Indemnifying Party is potentially liable under this Article VI in connection with such Claim equals or exceeds or could reasonably be expected to equal or exceed (A) the amount of Damages sought in such Third Party Claim or (B) if such Third Party Claim is unliquidated, the likely amount of such Damages as determined by the Indemnified Party in its reasonable discretion;

(iv) the Third Party Claim does not (A) involve criminal liability or any admission of wrongdoing, (B) seek equitable relief or any other non-monetary remedy against the Indemnified Party, (C) involve any Governmental Authority as a party thereto, (D) involve any Liability under Environmental Law, (E) involve any existing or prospective customer or supplier of the Indemnified Party or (F) involve issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party or for which the Indemnified Party may have different or additional defenses available to it; and

(v) the Indemnifying Party promptly settles or prosecutes such Third Party Claim to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (x) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (y) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, and (z) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates.

If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense.  The Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(d) If (i) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise or (ii) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party all properly recoverable Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred.  All reasonable costs and expenses incurred by the Indemnified Party in so defending a Third Party Claim shall constitute Damages.  If the Indemnified Party defends itself against a Third Party Claim and the Indemnifying Party desires to participate in, but not control, the defense or settlement of the Third Party Claim, the Indemnifying Party may do so at its sole cost and expense.

(e) Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the Indemnified Party has not yet suffered Damages or where the full amount of any Damages is not yet known, provided that the Indemnified Party has a reasonable good faith belief that such Damages are reasonably likely and that the Claim Notice sets forth the specific basis for any such claim to the extent then feasible.

Section 6.6 Indemnity Payments.

Any payment pursuant to a claim for indemnification under this Article VI shall be made by release of an appropriate portion of the Stock Payment or wire transfer or delivery of other immediately available funds to an account designated by the Indemnified Party no later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense or dispute as provided in this Article VI hereof, in which case payment shall be made not later than  thirty (30) business days after the amount of the claim is finally determined in accordance therewith. The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including all reasonable attorneys’ fees) incurred in seeking to collect such Losses.  If any disputed claim is resolved by litigation after the rendering of a judgment or order from a court of competent jurisdiction, the non-prevailing party in such dispute shall promptly reimburse the prevailing party for any and all reasonable out-of-pocket costs or expenses (including all reasonable attorneys’ fees) incurred as a result of such litigation, in addition to any other costs or expenses such party may be obligated to pay pursuant the terms of this Agreement.  Notwithstanding anything to the contrary contained herein, with respect to any payment required under this Article VI to be made to a Buyer Indemnified Party, except as otherwise provided in this Agreement, the Buyer may only seek payment of Damages from the Stock Payment; provided that for any matter not subject to the limitation set forth in the first clause of Section 6.3(a), Buyer shall first seek payment of Damages from the Stock Payment, then from any Deferred Transaction Consideration that has been earned but is unpaid, as finally determined pursuant to Section 1.2(e), before pursuing any other remedies against any Stockholder.

Section 6.7 Remedies Exclusive.

Notwithstanding anything to the contrary contained in this Agreement, the Buyer and the Company acknowledge that, absent fraud, bad faith, willful misconduct or intentional wrongdoing, the remedies provided in this Article VI shall be the exclusive remedies of the Indemnified Parties after the Closing in connection with any breach of this Agreement by an Indemnifying Party, except in cases of breach of the provisions of Articles I and VII.  Notwithstanding any other provision of this Agreement, an Indemnifying Party shall be required to indemnify, hold harmless or reimburse any Indemnified Party only with respect to Claims as to which the Indemnified Party has given written notice thereof to the Indemnifying Party within any time period applicable to such Claim expressly specified in this Article VI.

ARTICLE VII

NON-COMPETITION AND CONFIDENTIALITY

Section 7.1 Prohibited Activities.

(a) As further consideration for the purchase and sale of Shares and the other transactions contemplated by the Transaction Documents,

(i) each Stockholder covenants and agrees with the Buyer that such Stockholder shall not, and shall cause its Affiliates not to, for a period ending on the later of three (3) years following the Closing Date or the last date of employment of such Stockholder with Buyer, for any reason whatsoever, directly or indirectly, for such Stockholder, or on behalf of or in conjunction with any other Person, engage anywhere in the world where the Company, the Buyer or their respective Affiliates conducts any business (the “Territory”) as of the Closing, as an officer, director, trustee, shareholder (other than a passive holding of less than 1% of any publicly traded entity), beneficiary, owner, partner, member, joint venturer, investor, employee, independent contractor, agent, consultant, adviser, sales representative or otherwise, in any business, or in developing, selling, manufacturing, distributing or marketing any product or service, that competes directly or indirectly or is reasonably likely to compete directly or indirectly, with the Company or the Business, or with Buyer’s business as constituted during that period; provided that it is understood that for the purposes hereof, the Business and the activities of the Company are limited to providing services to the insurance industry;

(ii) each Stockholder covenants and agrees with the Buyer that such Stockholder shall not, and shall cause its Affiliates not to, for a period of three (3) years following the Closing Date, for any reason whatsoever, directly or indirectly, for such Stockholder, or on behalf of or in conjunction with any other Person, (A) employ or hire away any Person who is, at that time, or who has been within two (2) years prior to that time, within the Territory, an employee, contractor, subcontractor, consultant, sales representative or vendor of the Buyer, Company or the Business, (a “Restricted Person”) or (B) call upon, solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from the Buyer other than the placement of general advertisements in newspapers, magazines or other periodicals of general circulation or on recruiting websites that are not targeted, directly or indirectly, toward such Restricted Persons; and

(iii) each Stockholder covenants and agrees with the Buyer that such Stockholder shall not, and shall cause its Affiliates not to, for a period ending on the later of three (3) years following the Closing Date or the last date of employment of such Stockholder with Buyer, for any reason whatsoever, directly or indirectly, for such Stockholder, or on behalf of or in conjunction with any other Person, call upon, solicit or communicate with any Person who is, at that time, or that has been within two (2) years prior to that time, a customer of the Buyer, Company or the Business within the Territory for the purpose or with the intent of soliciting or selling, or in a manner reasonably likely to result in the sale of, products or services in direct or indirect competition with the Buyer, Company or Business within the Territory.

For purposes of this Section 7.1, “Buyer” means the Buyer and any current or future Affiliate of the Buyer.

Section 7.2 Confidentiality.

(a) The Stockholders recognize that by reason of their ownership of the Shares and the Company before the Closing Date and information provided by the Buyer to the Company and the Stockholders in connection with the transactions contemplated hereby, they have acquired and will acquire Confidential Information, the use or disclosure of which could or could reasonably be expected to cause the Buyer or its Affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, each Stockholder covenants and agrees with the Buyer that it will not at any time, except in performance of its obligations to the Buyer, directly or indirectly, use, disclose or publish, or permit any other Person (including any Affiliate of any Stockholder) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of the Company, the Buyer or any of their respective Affiliates, unless (i) such information is or becomes generally known to the public through no fault of any Stockholder, (ii) the disclosing party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Authority of competent jurisdiction under color of Law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, however, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, such Person shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure.

(b) Each Stockholder agrees not to use in working for the Buyer and not to disclose to the Buyer any trade secrets or other information that such Stockholder does not have the right to use or disclose and that the Buyer is not free to use without liability of any kind.

(c) The term “Confidential Information” includes information that has not been disclosed to the public or to the trade with respect to the Company’s, the Buyer’s or the Business’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of the Company’s, the Buyer’s or the Business’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Buyer or the Business that may be of value to the Company, the Buyer or the Business, but excludes any information already properly in the public domain.  “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to the Company, the Buyer (or to the Stockholders in connection with the Business) in confidence.

Section 7.3 Reasonable Restraint.

The parties agree that the covenants in this Article VII impose a reasonable restraint on the Stockholders in light of the activities and business of Company (including the Business) and the Buyer and their respective Affiliates on the date of the execution of this Agreement and the current plans of the Company and the Buyer and its Affiliates (including with respect to the Business), but it is also the intent of the parties that such covenants be construed and enforced in accordance with the changing activities and business of the Company (including the Business) and the Buyer and their respective Affiliates throughout the term of this covenant.

Section 7.4 Severability; Reformation.

The covenants in this Article VII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and the Agreement shall thereby be reformed.

Section 7.5 Specific Performance.

Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements set forth in this Article VII.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the rights set forth in Section 8.6 hereof with respect to such covenants and agreements.

Section 7.6 Independent Covenant.

All of the covenants in this Article VII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against the Buyer or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants.  The parties expressly acknowledge that the terms and conditions of this Article VII are independent of the terms and conditions of any other agreements, including any employment agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Article VII during which the agreements and covenants made in this Article VII shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article VII.  The covenants contained in this Article VII shall not be affected by any breach of any other provision hereof by any party hereto.

Section 7.7 Materiality.

Each of the parties hereto hereby agrees that the covenants set forth in this Article VII are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

ARTICLE VIII

GENERAL

Section 8.1 Successors and Assigns.

This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (by operation of Law or otherwise) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives; provided, however, that notwithstanding the foregoing, the Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof and the Stockholders may assign the rights to receive further consideration pursuant to this Agreement to a family or other trust.  Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

Section 8.2 Entire Agreement.

This Agreement and the other Transaction Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof or thereof, whether written or oral, are superseded by this Agreement and the other Transaction Documents.  Each of the schedules (the “Schedules”) and exhibits (the “Exhibits”) to this Agreement  is incorporated herein by this reference and expressly made a part hereof.

Section 8.3 Counterparts.

This Agreement may be executed in multiple counterparts (including by facsimile or other electronic transmission) and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

Section 8.4 Brokers and Agents.

The Stockholders, jointly and severally, represent and warrant to the Buyer that other than Pagemill Partners, they engaged no broker in connection with the transactions contemplated by this Agreement and agrees to indemnify the Buyer Indemnified Parties against all Damages relating to or arising out of claims for fees or commissions of each broker, finder or agent employed or alleged to have been employed by the Company or any Stockholder.  For the avoidance of doubt, all claims for fees or commissions made by or on behalf of any broker, finder or agent alleged to have been engaged by the Company or any Stockholder in connection with the transactions contemplated hereby shall constitute Transaction Costs.

Section 8.5 Expenses and Fees.

The Buyer shall pay and be solely responsible for all of the fees, expenses and disbursements of the Buyer and its agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.  The Stockholders, jointly and severally, shall pay at or prior to Closing and be solely responsible for all of the fees, expenses and disbursements of the Company or the Stockholders and their respective agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses (collectively, the “Transaction Costs”).

Section 8.6 Specific Performance; Remedies.

Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at Law for any violation by any party of any of the covenants or agreements contained in any Transaction Document, including the provisions set forth in Article VII.  It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.7 Notices.

Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

If to the Company or the Buyer to:

InsWeb Corporation
11290 Pyrites Way, Suite 200
Gold River, California 95670
Attention: Chief Counsel

with a required copy to:

Downey Brand LLP
621 Capitol Mall, 18th Floor
Sacramento, CA  95814
Attention:  Bruce F. Dravis, Esq.
916-520-5280 (phone)
916-520-5680 (fax)

If to any Stockholder (which shall constitute notice to all Stockholders) to:

Rick Natsch,
As the Representative
At such address as is provided by Representative to Buyer

with a required copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA  94303

Attention:  Peter M. Astiz, Esq.

Facsimile:  (650) 687-1159

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (a) as of the date so delivered or telefaxed, (b) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, (c) four business days after it is sent by registered or certified mail, and (d) if given by any other means, shall be deemed given only when actually received by the addressees.

Section 8.8 Governing Law.

This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of California.

Section 8.9 Submission to Jurisdiction.

Each party irrevocably and unconditionally (a) accepts the jurisdiction and venue of any state or federal court sitting in the Eastern District of California in any action or proceeding arising out of or related to this Agreement, (b) waives any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.7; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; provided that:  (1) the Neutral Accountant shall resolve all disputes relating to the preparation of the Closing Balance Sheet, the Purchase Price Adjustment and the determination of the Deferred Transaction Consideration, and such disputes shall not be heard or determined by such court (except for any action or proceeding for the enforcement of any determination by the Neutral Accountant); and (2) solely with respect to any post-Closing dispute relating to or arising out of this Agreement, the dispute shall be resolved by arbitration pursuant to Section 8.10 and such issues shall not be heard or determined by such court (except for (x) any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a dispute hereunder or (y) any action seeking an injunction, specific performance or other equitable relief or with respect to any breach or alleged breach of Article VII (which disputes shall be heard by a court pursuant to Section 8.6 and this Section 8.9)).  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.7, and agrees that service as provided this sentence is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; provided that nothing in this Section 8.9 shall limit the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.  To the extent permitted by applicable law, each party hereby irrevocably and unconditionally waives all rights to trial by jury in any action, proceeding contemplated hereby.

Section 8.10 Dispute Resolution.

Except as otherwise provided in Sections 1.2(e), 1.3, 8.6 and 8.9, and absent fraud and intentional misconduct, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures.  The parties shall each have ten (10) days from commencement of the arbitration in accordance with the Rules to choose a single arbitrator and the two arbitrators so selected shall within ten (10) days of selection choose a third arbitrator.  Failing timely agreement, the arbitrators shall be selected by JAMS.  The place of arbitration shall be Sacramento, California.  The arbitral tribunal shall be required to follow the internal Laws, and not the Laws governing conflicts of Laws, of the State of California.  There shall be no discovery in the arbitration other than the exchange of relevant documents in advance of the hearing on the merits.  Except as otherwise expressly provided in this Agreement, the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction.

Section 8.11 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.  The preceding sentence is in addition to and not in place of the severability provisions in Section 7.4.

Section 8.12 Absence of Third Party Beneficiary Rights.

No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any director, shareholder, manager, member, officer, employee, partner, client, customer or Affiliate of any party hereto or any other Person, other than the parties hereto and the Buyer Indemnified Parties.

Section 8.13 Mutual Drafting.

This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties and shall not be construed for or against any party hereto.

Section 8.14 Further Representations.

Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.

Section 8.15 Amendment; Waiver.

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.16 Public Disclosure.

No Stockholder shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of the Transaction Documents unless previously approved by the Buyer in writing.  No Stockholder shall (and each shall cause each of its Affiliates not to), at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements that disparage or are intended to disparage the Company, the Business or the Buyer or any of its Affiliates and their respective business reputations.   Buyer shall not (and shall cause each of its Affiliates, employees and representatives to not), at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements that disparage or are intended to disparage the Stockholders and their respective business reputations.

Section 8.17 Definition of Affiliate.

For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, (a) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, (b) any director or officer of such Person, (c) any other Person that is deemed to be an affiliate of such Person under interpretations of the Securities Exchange Act of 1934, as amended, (d) any Person who is a director or officer of any Person described in clauses (a) through (c) of this sentence, or (e) if such Person is a natural Person, any member of such natural person’s family. As used herein, “controls,” “control” and “controlled” mean the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through contract or otherwise.  For the avoidance of doubt, following the Closing, the Company shall be considered an Affiliate of the Buyer and not of the Stockholders and no Stockholder shall be considered an Affiliate of the Buyer (and the Buyer shall not be considered an Affiliate of any Stockholder).

Section 8.18 Usage.

(a) The defined terms herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be deemed to be references to Articles and Sections of and Schedules and Exhibits to this Agreement unless the context shall otherwise require.  All Schedules and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings ascribed to such terms in this Agreement.  The words “to the knowledge of the Company” or phrases of similar import, mean the knowledge of each Stockholder and the senior officers of the Company.    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.  All references to amounts denominated in dollars shall mean U.S. dollars, except where specifically noted otherwise.  Whenever any payment hereunder is to be paid in “cash,” payment shall be made in U.S. dollars and the method for payment shall be by wire transfer of immediately available funds.  In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 8.19 Schedules.

Unless otherwise expressly specified, (a) each reference in this Agreement to any section of the Disclosure Schedule is a reference to only that numbered section and (b) no disclosure made on any particular section of the Disclosure Schedule shall be deemed made with respect to any other section unless the relation to such other section is readily apparent on its face.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

BUYER:                                                                INSWEB CORPORATION

/S/ Basile Enan                                                      By:/S/ Hussein A. Enan
Witness
Name: Hussein A. Enan

Title: CEO

COMPANY:	POTRERO MEDIA CORPORATION.

By: /S/ Richard A. Natsch

Name: Richard A. Natsch

Title:__CEO________________________

STOCKHOLDERS:	_/S/ Richard A. Natsch_________________
Rick Natsch

_/S/ Heather Natsch___________________
Heather Natsch

EXHIBIT A

Deferred Transaction Consideration

Section 1.2 of the Agreement provides that the Stockholders will receive a payment or payments as Deferred Transaction Consideration if the EBITDA of the Company exceeds specified levels.  The purpose of this Exhibit is to set forth the understanding and agreement of the parties with respect to the calculation of the EBITDA of the Company and the operation and management of the Business during the Deferred Consideration Measurement Period.

1.           Buyer covenants and agrees that it will not knowingly take any action or omit to take any action in the operation of the Company or the Business after the Closing that is primarily intended to result in decreasing the Deferred Transaction Consideration.  In particular, without limitation, any determination by Buyer to undertake, or not to undertake, a capital expenditure transaction or to limit the obligations or indebtedness of Company will be consistent with Buyer’s corporate policies on capital expenditures or indebtedness as those policies may be determined by the board in the best interests of shareholders from time to time.

2.           For the purposes of calculating the Deferred Transaction Consideration, EBITDA shall be defined as the earnings of the Company as a stand-alone operation before interest, taxes, depreciation, and amortization as determined in accordance with GAAP, subject to adjustment as follows:.

a.           Intercompany allocation of administrative, overhead and other Buyer incurred costs to the Company shall be limited to those expenses incurred by Buyer that are directly attributable to the Company’s compliance with the legal, accounting or auditing standards of public companies.

b.           All revenues earned by Buyer from traffic (click, leads and applications) sourced from the Company will be included in the Company’s earnings, net only of credits given to Buyer’s customers for invalid or duplicate leads according to Buyer’s standard lead credit policy.

c.           EBITDA shall not include any stock based compensation expense or any other expense related to payments made pursuant to the Stock Purchase Agreement except that EBITDA shall include the lesser of (a) a fixed charge of $ 2.4642 per option granted or (b) the actual GAAP stock compensation expense for the corresponding period.

3.           The operation of the Business shall be subject to the following unless otherwise agreed by the Stockholders:

a.           The Business and all employees involved in the Business will be operated at the Buyer’s current headquarters.

b.           The Stockholders shall have full authority to make all operating decisions regarding the operation of the business subject in all cases to (i) complying with Buyer’s policies and legal requirements and (ii) operating and capital expenditures shall be no more than 110% of the amounts specified in the budget attached as Exhibit A-1 (the “Budget”), including, but not limited to the following: hiring and terminating employees; setting employee compensation; negotiating customer contracts; capital expenditures.

c.           Buyer shall provide financing for the Company substantially comparable to the financing previously utilized by the Company through use of the Company credit cards.

 In no event shall the aggregate Deferred Transaction Consideration paid under this Agreement exceed $3,000,000, or more than $1,000,000 in any year.  If Target EBITDA for any year, as shown in the table below, is not achieved, no Deferred Transaction Consideration will be paid in respect of that year.  Deferred Transaction Consideration not paid in any year shall not carry over to subsequent years.

The Target EBITDA and the Amount of Deferred Transaction Compensation shall be:

	Target EBITDA	Amount of Deferred Compensation
2011	Equal to $1.82 million (2011 Target EBITDA)	Five times the amount by which actual 2011 EBITDA exceeds 2011 Target EBITDA, up to a maximum of $1,000,000
2012	Equal to $2.184 million; provided that if Company did not meet the Target EBITDA for 2011, the Target EBITDA for 2012 shall be the greater of 1.2 times actual 2011 EBITDA or $1.8 million	Five times the amount by which actual 2012 EBITDA exceeds 2012 Target EBITDA, up to a maximum of $1,000,000
2013	Equal to $2.62 million; provided that if Company did not meet the Target EBITDA for 2012, the Target EBITDA for 2013 shall be the greater of 1.2 times actual 2012 EBITDA or $1.8 million	Five times the amount by which actual 2013 EBITDA exceeds 2013 Target EBITDA, up to a maximum of $1,000,000

           Notwithstanding the foregoing, in the event of (i) any failure of Buyer to fund the operations of the Business in accordance with the Budget or any other breach of the terms set forth herein, ,or (ii) Buyer or the Business commences any proceeding in bankruptcy for dissolution, liquidation, winding-up or other relief under U.S. state or federal bankruptcy laws, or a receiver or trustee is appointed for Buyer or the Business or a substantial part of their respective properties, and such proceeding or appointment is not dismissed within 60 days after its commencement or Buyer or the Business makes an assignment for the benefit of its creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its assets or has a receiver, custodian or trustee appointed for all or substantially all of its assets; then the payment of the full $1 million of Deferred Transaction Consideration for the then current fiscal year and any future fiscal years for which Deferred Transaction Consideration may be earned hereunder shall be accelerated and be immediately due and payable and shall be paid to the Stockholders within three (3) business days thereof.

EXHIBIT B

Form of Closing Balance Sheet

[To be agreed prior to the Closing]

EXHIBIT B-1

Adjustments

The calculation of Working Capital shall exclude: the Excluded Assets specified below, each of which shall be transferred to the Stockholders within thirty (30) days of the Closing; $20,000 related to external audit fees; and all accruals related to the Phantom Plan.

The Excluded Assets include the domain registration rights, content on the sites, advertisements, search terms, links, and accounts that drive traffic to the sites and hosting arrangements relating to the following:

20YEARMORTGAGE.ORG
20-YEAR-MORTGAGES.COM
30-YEAR-MORTGAGE.ORG
30YEARMORTGAGES.ORG
40-YEAR-MORTGAGE.ORG
40-YEAR-MORTGAGE.US
ACCOUNTING-SCHOOL.COM
ACCOUNTINGSCHOOL.US
ACCOUNTING-SCHOOL.US
ACCOUNTINGSCHOOLS.INFO
ACCOUNTING-SCHOOLS.ORG
ACTING-SCHOOLS.ORG
ACTING-SCHOOLS.US
ADJUSTABLE-MORTGAGES.ORG
ADVERTISING-SCHOOL.COM
ALLRICK.COM
AMELIASSOAPCO.COM
AMELIASTREASURES.COM
ANIMATION-SCHOOL.ORG
ANIMATION-SCHOOLS.NET
ARCHITECTURE-SCHOOL.ORG
ARCHITECTURE-SCHOOLS.INFO
ART-COLLEGE.US
ART-COLLEGES.ORG
ART-COLLEGES.US
ARTS-EDUCATION.NET
ARTS-EDUCATION.US
ASEGURARSE.ORG
AUTO-LOAN-CENTER.COM
AUTOMOTIVE-SCHOOL.ORG
AUTOSTREET.US
AYUDAHIPOTECARIA.COM
AYUDA-HIPOTECARIA.COM
AYUDA-HIPOTECARIA.US
BAD-CREDIT-MORTGAGES.ORG
BEST-PET-INSURANCE.COM
BETTER-CAREERS.ORG
BRADFORD-MORTGAGE.COM
BREASTCANCERWATCH.COM
BUSINESS-SCHOOLS.US
CALIFORNIA-MORTGAGE-LOANS.US
CAREER-CORNER.ORG
CAREER-EDUCATION-FINDER.ORG
CAREER-EXPERTS.COM
CAREER-NEWS.ORG
CAREER-PROGRAMS.NET
CAREER-PROGRAMS.ORG
CAREER-SCHOOL.INFO
CAREER-SCHOOL.ORG
CAREER-SCHOOL.US
CAREER-SCHOOLS.INFO
CAREER-SCHOOLS.ORG
CASH-ADVANCE-USA.ORG
COM-EDU.INFO
COMPARE-MORTGAGE-LOANS.ORG
COMPUTER-ANIMATION-SCHOOLS.NET
COMPUTER-ANIMATION-SCHOOLS.ORG
COMPUTER-EDUCATION.US
COMPUTER-SCHOOL.INFO
COSMETOLOGY-SCHOOL.INFO
COSMETOLOGY-SCHOOL.US
COSMETOLOGY-SCHOOLS.ORG
CREDITCARDADVISOR.NET
CREDITO-HIPOTECARIO.ORG
CREDITOHIPOTECARIO.US
CREDITO-HIPOTECARIO.US
CRIMINAL-JUSTICE-CAREERS.ORG
CULINARY-ART-SCHOOL.ORG
CULINARY-ART-SCHOOLS.NET
CULINARY-ART-SCHOOLS.ORG
CULINARY-ARTS-SCHOOL.INFO
CULINARY-ARTS-SCHOOLS.INFO
CULINARY-SCHOOL.NET
DEBT-BASICS.COM
DEBTCONSOLIDATIONLEADS.US
DEBT-CONSOLIDATION-LEADS.US
DEBTMANAGEMENTLEADS.COM
DEBT-MANAGEMENT-LEADS.COM
DEGREE-HELP.ORG
DEGREE-ONLINE.INFO
DENTAL-ASSISTANT-SCHOOLS.NET
DENTAL-ASSISTANT-SCHOOLS.ORG
DESIGNING-SCHOOL.COM
DESIGNING-SCHOOLS.ORG
DOG-HEALTH-CARE.ORG
DOG-HEALTH-INSURANCE.ORG
EDUCATIONGUIDE.COM
EDUCATION-GUIDE.US
EDU-COM.INFO
EDU-COM.ORG
EDU-COM.US
EDU-GUIDE.INFO
EDUGUIDE.US
EDU-GUIDE.US
EDU-LOCATIONS.ORG
EDU-US.ORG
ENGINEERING-SCHOOLS.ORG
ENGINEERING-SCHOOLS.US
EVERYTHINGRICK.COM
FASHION-DESIGN.ORG
FASHION-DESIGN-SCHOOL.US
FASHION-SCHOOLS.NET
FAST-CASH-SOURCE.COM
FHA-INSURED-LOAN.COM
FHA-INSURED-LOAN.ORG
FHA-INSURED-LOANS.ORG
FILM-SCHOOLS.ORG
FILM-SCHOOLS.US
FIND-COLLEGE.INFO
FIND-COLLEGE.US
FIND-COLLEGES.NET
FINDCOLLEGES.US
FIND-COLLEGES.US
FIND-SCHOOLS.ORG
GET-A-CAREER.COM
GRAD-SCHOOL.US
GRAD-SCHOOLS.NET
GRAD-SCHOOLS.ORG
HEALTH-CAREER.ORG
HEATHERNATSCH.COM
HIGHER-EDUCATION.ORG
HIGHER-EDUCATION.US
HIPOTECAFINANCIERA.COM
HIPOTECAFINANCIERA.US
HIPOTECARIA.US
HIPOTECARIA.US
HOLISTIC-HEALTH-TRAINING.ORG
HOME-EQUITY-ADVANTAGE.COM
HOME-EQUITY-INFO.US
HOME-LOAN-ADVANTAGE.COM
HOMELOANFINDER.ORG
INFORMACION-HIPOTECARIA.COM
INFORMACIONHIPOTECARIA.ORG
INGLES-CURSOS.COM
INTEREST-ONLY-MORTGAGE-LOANS.ORG
INTERIOR-DESIGNING.US
INTERIOR-DESIGN-SCHOOL.ORG
INTERIOR-DESIGN-SCHOOLS.INFO
IT-MANAGEMENT-TRAINING.ORG
LANGUAGE-SCHOOLS.ORG
LEADGENERATIONJOURNAL.COM
LEGAL-CAREER-SCHOOLS.ORG
LOANS-AND-LENDERS.COM
LOWER-RATES.US
LOW-RATE.US
MANAGEMENT-SCHOOL.ORG
MANAGEMENT-SCHOOLS.ORG
MASSAGE-SCHOOL.ORG
MASSAGE-THERAPIST.US
MASSAGE-THERAPIST-SCHOOLS.ORG
MBA-SCHOOL.NET
MEDICAL-ASSISTANT-SCHOOL.INFO
MEDICAL-ASSISTANT-SCHOOL.NET
MEDICAL-ASSISTANT-SCHOOL.ORG
MEDICAL-ASSISTANT-SCHOOL.US
MEDICALASSISTANTSCHOOLS.INFO
MEDICALASSISTINGSCHOOL.NET
MEDICAL-ASSISTING-SCHOOL.NET
MEDICALASSISTINGSCHOOL.ORG
MEDICAL-ASSISTING-SCHOOL.ORG
MEDICAL-ASSISTING-SCHOOLS.INFO
MEDICAL-ASSISTING-SCHOOLS.NET
MEDICAL-BILLING-SCHOOLS.COM
MEDICAL-CAREER-SCHOOLS.NET
MEDICALCAREERTRAINING.NET
MEDICAL-CAREER-TRAINING.NET
MEDICALCAREERTRAINING.ORG
MEDICAL-CAREER-TRAINING.ORG
MEDICAL-CODING-SCHOOLS.NET
MEDICAL-SCHOOLS.NET
MEDICAL-TRANSCRIPTION-SCHOOLS.NET
MEDICAL-TRANSCRIPTION-SCHOOLS.ORG
MISSIONPOTRERO.COM
MORTGAGE-REFINANCE.ORG
MY-CAREER-EDU.COM
MY-CAREER-EDU.INFO
MY-CAREER-EDU.NET
MY-CAREER-EDU.ORG
MY-CAREER-EDU.US
MY-CHILDS-EDUCATION.ORG
MY-ONLINE-EDUCATION.ORG
NATSCH.MOBI
NATSCH.NET
NATSCH.ORG
NATSCHCONSULTING.COM
NETWORK-TRAINING.ORG
NURSE-SCHOOL.COM
NURSE-SCHOOL.NET
NURSESCHOOLS.INFO
NURSING-COLLEGES.ORG
NURSING-DEGREES.ORG
NURSING-SCHOOL.NET
NURSING-TRAINING-SCHOOL.COM
ONLINE-NURSING-SCHOOL.ORG
ONLINE-SCHOOL.US
PAYDAYLOANGUIDE.US
PAYDAY-TODAY.US
PET-HEALTH-CARE.ORG
PETHEALTHCARE.US
PETHEALTHCARECOVERAGE.COM
PETHEALTHCAREPROVIDER.COM
PET-HEALTH-INSURANCE.ORG
PETHEALTHINSURANCECOVERAGE.COM
PETHEALTHINSURANCEPLAN.COM
PETHEALTHINSURANCEQUOTE.COM
PHARMACY-SCHOOL.INFO
PHARMACY-SCHOOL.ORG
PHARMACY-TECHNICIAN-SCHOOLS.ORG
PHOTOGRAPHY-SCHOOL.NET
PHOTOGRAPHY-SCHOOL.US
PHOTOGRAPHY-SCHOOLS.ORG
POTREROCENTER.COM
POTREROONLINE.COM
RATE-QUOTES.US
REFINANCE-BASICS.COM
RICKANDHEATHER.COM
SCHOOLONLINE.US
SEARCHILLUSTRATED.COM
SEARCH-ILLUSTRATED.COM
SHEBACAT.COM
SONOGRAPHY-SCHOOL.COM
SONOGRAPHYSCHOOL.NET
SONOGRAPHY-SCHOOL.NET
SONOGRAPHYSCHOOL.ORG
SONOGRAPHY-SCHOOL.ORG
SONOGRAPHYSCHOOLS.INFO
SONOGRAPHY-SCHOOLS.NET
SONOGRAPHYSCHOOLS.ORG
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EXHIBIT C

InsWeb Corporation Executive Retention and Severance Agreements

In the form filed by Buyer with the SEC

SCHEDULE C-1

Rick Natsch

Heather Natsch

EXHIBIT D

Form of Seller Opinion

EXHIBIT E

Form of Buyer Opinion

[To be agreed prior to Closing]

EXHIBIT F

ASSUMPTION AND CONSENT AGREEMENT

THIS ASSUMPTION AND CONSENT AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of September, 2010, by and between InsWeb Corporation (“Buyer”) and Mission Potrero Properties LLC (“Landlord”) with respect to the following:

Buyer has entered into a Stock Purchase Agreement dated as of ________, 2010 (the “Purchase Agreement”) with Potrero Media Corporation (the “Company”) and the stockholders of the Company pursuant to which Buyer intends to acquire all of the outstanding capital stock of the Company (the “Acquisition”).  The Company currently operates out of a facility owned by the Landlord pursuant to that certain Commercial Lease dated as of August 20, 2010 (the “Lease”) by and between the Company and the Landlord.

The parties agree as follows:

1.           Following the Closing, as defined in the Purchase Agreement, the Lease shall remain in full force and effect in accordance with its terms.  Buyer shall guarantee the performance by the Company of its obligations thereunder.

2.           To the extent required by the Lease, Landlord hereby consents to the assignment of the resulting from the Acquisition.

3.           This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement may be delivered by e-mail or facsimile transmission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

InsWeb Corporation By : /S/ Hussein A. Enan	Mission Potrero Properties LLC By : /S/ Richard A. Natsch